Exhibit 2.1

Execution

March 21, 2016

AGREEMENT AND PLAN OF MERGER

among

WL ROSS HOLDING CORP.,

NEON HOLDING COMPANY LLC,

NEON ACQUISITION COMPANY LLC,

NEXEO SOLUTIONS HOLDINGS, LLC,

TPG ACCOLADE DELAWARE, L.P.

and

NEXEO HOLDCO, LLC

Dated as of March 21, 2016

5.11	Nasdaq Listing	74
5.12	Transaction Litigation	74
5.13	Termination of Certain Agreements	74
5.14	Repayment of Debt	75
5.15	Transfer Taxes	76
5.16	280G Approval	76

Article VI	Conditions Precedent	77

6.1	Conditions to Each Party’s Obligation to Effect the Merger	77
6.2	Additional Conditions to Obligations of Parent, Blocker Merger Sub and Company Merger Sub	78
6.3	Additional Conditions to Obligations of the Company and Blocker	78

Article VII	INDEMNIFICATION	80

7.1	Specified Survival	80
7.2	Indemnification of Parent	80
7.3	Limitations	81
7.4	Characterization of Payments	82
7.5	Third Party Claims	82
7.6	Direct Claims	84
7.7	Indemnification through Surrender of Deferred Payment Rights	84

Article VIII	Termination and Amendment	84

8.1	Termination	84
8.2	Effect of Termination; Limitations on Damages	85
8.3	Expenses and Other Payments; Remedies	86
8.4	Extension; Waiver	86

Article IX	General Provisions	86

9.1	Definitions	86
9.2	Schedule Definitions	95
9.3	Nonsurvival of Representations, Warranties and Agreements	95
9.4	Notices	95
9.5	Rules of Construction	97
9.6	Counterparts	98
9.7	Entire Agreement; No Third Party Beneficiaries	98
9.8	Remedies	98
9.9	Governing Law; Venue; Waiver of Jury Trial	99
9.10	No Remedy in Certain Circumstances	101
9.11	Assignment	101
9.12	Affiliate Liability; Release	101
9.13	Privilege; Conflicts	102
9.14	Joint Liability	102
9.15	Amendment	103
9.16	Seller Representative	103
9.17	Trust Account Waiver	104

EXHIBITS:

Exhibit A	Form of Tax Receivable Agreement
Exhibit B	Form of Amended and Restated Parent Certificate of Incorporation
Exhibit C	Form of Amended and Restated Parent Bylaws

COMPANY DISCLOSURE SCHEDULE:

Schedule A	Knowledge Group
Schedule B	Pre-Closing Transactions
Schedule C	Illustrative Working Capital
Schedule 1.5(a)	Officers and Directors of Parent
Schedule 2.7(a)(ii)	Resignations of Officer and Directors
Schedule 2.7(a)(iv)	Encumbrances
Schedule 3.1(a)	Organization, Standing and Power
Schedule 3.1(b)	Capital Structure
Schedule 3.1(c)	Authority; No Violations; Consent and Approvals
Schedule 3.1(d)	SEC Documents
Schedule 3.1(e)	Information Supplied
Schedule 3.1(f)	Absence of Certain Changes or Events
Schedule 3.1(g)	No Undisclosed Material Liabilities
Schedule 3.1(h)	No Default
Schedule 3.1(i)	Compliance with Applicable Laws
Schedule 3.1(j)	International Trade Matters
Schedule 3.1(k)	Anti-Corruption Matters
Schedule 3.1(l)	Litigation
Schedule 3.1(m)	Taxes
Schedule 3.1(n)	Compensation; Benefits
Schedule 3.1(o)	Labor Matters
Schedule 3.1(p)	Intellectual Property
Schedule 3.1(q)	Properties
Schedule 3.1(r)	Environmental Matters
Schedule 3.1(s)	Insurance
Schedule 3.1(t)	Brokers
Schedule 3.1(u)	Certain Contracts and Arrangements
Schedule 3.2(a)	Organization, Standing and Power (Blocker)
Schedule 3.2(b)	Capital Structure (Blocker)
Schedule 3.2(c)	Authority; No Violations; Consent and Approvals (Blocker)
Schedule 3.2(d)	Holding Company Status (Blocker)
Schedule 3.2(e)	Taxes (Blocker)
Schedule 3.2(f)	Brokers (Blocker)
Schedule 3.2(g)	Litigation (Blocker)
Schedule 3.2(h)	Compliance with Laws (Blocker)
Schedule 3.3(a)	Organization, Standing and Power (Plaschem)
Schedule 3.3(b)	Capital Structure (Plaschem)
Schedule 3.3(c)	Authority; No Violations; Consent and Approvals (Plaschem)
Schedule 3.3(d)	Financial Statements (Plaschem)

Schedule 3.3(e)	Absence of Certain Changes or Events (Plaschem)
Schedule 3.3(f)	No Undisclosed Material Liabilities (Plaschem)
Schedule 3.3(g)	No Default (Plaschem)
Schedule 3.3(h)	Compliance with Applicable Laws (Plaschem)
Schedule 3.3(i)	International Trade Matters (Plaschem)
Schedule 3.3(j)	Anti-Corruption Matters (Plaschem)
Schedule 3.3(k)	Litigation (Plaschem)
Schedule 3.3(l)	Taxes (Plaschem)
Schedule 3.3(m)	Compensation; Benefits (Plaschem)
Schedule 3.3(n)	Labor Matters (Plaschem)
Schedule 3.3(o)	Intellectual Property (Plaschem)
Schedule 3.3(p)	Properties (Plaschem)
Schedule 3.3(q)	Environmental Matters (Plaschem)
Schedule 3.3(r)	Insurance (Plaschem)
Schedule 3.3(s)	Brokers (Plaschem)
Schedule 4.1	Conduct of Business by Company Pending the Mergers
Schedule 4.2	Conduct of Business by Blocker Pending the Mergers
Schedule 5.13	Termination of Certain Agreements
Schedule 6.2(a)	Representations and Warranties of the Company and Blocker
Section 9.1(a)	Accounting Procedure Schedule

PARENT DISCLOSURE SCHEDULE:

Schedule A	Knowledge Group
Schedule 3.4(a)	Organization, Standing and Power
Schedule 3.4(b)	Capital Structure
Schedule 3.4(c)	Authority; No Violations; Consent and Approvals
Schedule 3.4(d)	SEC Documents
Schedule 3.4(e)	Information Supplied
Schedule 3.4(f)	Absence of Certain Changes or Events
Schedule 3.4(g)	No Indebtedness
Schedule 3.4(h)	No Default
Schedule 3.4(i)	Compliance with Applicable Laws
Schedule 3.4(j)	Litigation
Schedule 3.4(k)	Certain Contracts and Arrangements
Schedule 3.4(l)	Financing
Schedule 3.4(m)	Warrant Exchange
Schedule 3.4(n)	Solvency
Schedule 3.4(o)	Board Approval; Vote Required
Schedule 3.4(p)	Listing
Schedule 3.4(q)	Trust Account
Schedule 4.3	Conduct of Business by Parent Pending the Merger
Schedule 5.10(c)	Equity Financing
Schedule 5.13	Termination of Certain Agreements

INDEX OF DEFINED TERMS

Definition	Section

280G Waiver	5.16(a)
Acquisition Proposal	4.4(a)
Adjustment Schedule	2.6(a)
Affiliate	3.1(a)
Agreement	Preamble
Aggregate Purchase Price	9.1
Ancillary Agreements	9.1
Anti-Corruption Laws	9.1
Antitrust Approvals	5.4(b)
Antitrust Authority	5.4(b)
Antitrust Laws	5.4(b)
Asserted Liability	7.5
Available Cash	9.1
Available Financing Proceeds	9.1
Blocker	Preamble
Blocker Certificate of Formation	3.2(a)
Blocker Certificate of Merger	1.1
Blocker GP	Recitals
Blocker Merger	Recitals
Blocker Merger Consideration Portion	2.2(b)
Blocker Merger Effective Time	1.1
Blocker Merger Sub	Preamble
Blocker Owned Company Units	3.2(b)
Blocker Parent	Recitals
Blocker Partnership Agreement	3.2(a)
Blocker Partnership Interests	3.2(b)
Business Combination	4.4(b)
Business Day	1.2(b)
Cash	9.1
Cash Consideration	2.3(a)
Certificates of Merger	1.1
Charter Amendment Proposals	5.1(a)
Claim Notice	9.1
Closing	1.2
Closing Aggregate Purchase Price	2.4(a)(i)
Closing Cash Balance	9.1
Closing Date	1.2
Closing Indebtedness Amount	9.1
COBRA	3.1(n)(vii)
Code	9.1
Company	Preamble
Company Certificate of Formation	3.1(a)
Company Certificate of Merger	1.1

v

Definition	Section

Company Contracts	3.1(u)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.1(p)
Company LLC Agreement	3.1(a)
Company Material Adverse Effect	3.1(a)
Company Membership Interests	3.1(b)
Company Merger	Recitals
Company Merger Consideration Portion	2.1(b)(i)
Company Merger Effective Time	1.1
Company Merger Sub	Preamble
Company Notes	9.1
Company Permits	3.1(i)
Company SEC Documents	3.1(d)(i)
Company Selling Equityholder	9.1
Company Series A Unit	9.1
Company Series B Unit	9.1
Company Sponsor	3.1(c)(i)
Company Systems	9.1
Company Transaction Expenses	9.1
Company Units	9.1
Confidentiality Agreement	5.2
Consideration Schedule	2.4(a)(i)
Credit Agreements	9.1
Current Income Tax Liabilities	9.1
Debt Commitment Letter	3.4(l)
Debt Financing	3.4(l)
Debt Offer	5.14(a)
Debt Offer Documents	5.14(a)
Debt Payoff Amount	2.5(a)
Deferred Underwriting Fees	9.1
Divestiture Action	5.4(b)
DLLCA	1.1
DRULPA	1.1
Early Payment Target Price	2.9(c)
Early Trigger Date	2.9(c)
Early Trigger Offering	2.9(c)(ii)
Early Trigger Offering Proceeds	2.9(c)(ii)
Election Notice	2.8(b)
Employee Benefit Plan	3.1(n)(i)
Encumbrances	3.1(b)
Environmental Laws	3.1(r)(i)(A)
Equity Financing	5.10(c)
Equity Financing Documents	5.10(c)
ERISA	3.1(n)(i)
Exchange Act	3.1(c)(iii)

Definition	Section

Ex-Im Laws	9.1
Excess Amount	2.6(c)
Excess Equity Funding	9.1
Excess Shares	2.3(b)
Excess Working Capital	9.1
Extension Proposal	5.1(a)
Federal Securities Laws	5.1(a)
Final Aggregate Purchase Price	2.6(a)
Financing	5.10(d)
Financing Sources	9.1
Fixed Payment Amount	2.9(c)(i)
Founder Share Consideration	2.3(a)
Founder Shares	9.1
GAAP	3.1(d)(ii)
Governmental Entity	3.1(c)(ii)
Hazardous Materials	3.1(r)(i)(B)
HSR Act	9.1
Improvements	3.1(q)(i)
Indebtedness	9.1
Indemnified Liabilities	5.5(a)
Indemnified Persons	5.5(a)
Indenture	9.1
Independent Accountant	2.6(a)
Intellectual Property	9.1
IP Agreement	9.1
Key Employees	9.1
knowledge	3.1(h)(i)
Leased Real Property	3.1(q)(i)
Leases	9.1
Losses	9.1
LTIP Proposal	5.1(a)
Marketing Period	9.1
Maximum Working Capital Target	9.1
Merger Consideration	2.3(a)
Merger Proposal	5.1(a)
Mergers	Recitals
Minimum Working Capital Target	9.1
Nasdaq	5.11
Nasdaq Proposal	5.1(a)
Net Parent Stockholder Redemptions	9.1
New Holdco	Preamble
Non-Recourse Party	9.12
Notice Period	7.5(b)
Objection Statement	2.6(a)
Obligations	9.1

Definition	Section

OFAC	9.1
Offer	Recitals
Offer Documents	5.1(a)
Offering Shares	5.1(a)
Organizational Documents	9.1
Owned Real Property	3.1(q)
Parent	Preamble
Parent Common Stock	3.4(b)(i)
Parent Contracts	3.4(k)
Parent Disclosure Schedule	3.4
Parent Equity Interests	3.4(b)(i)
Parent Indemnification Claim	7.2
Parent Indemnified Party	7.2
Parent Material Adverse Effect	3.4(a)
Parent Preferred Stock	3.4(b)(i)
Parent SEC Documents	3.4(d)(i)
Parent Sponsor	9.1
Parent Stockholder Approval	3.4(o)
Parent Stockholder Redemption	9.1
Parent Warrants	3.4(b)(i)
Payoff Documents	9.1
Pending Claim	7.2
Permitted Company Transaction Expenses	9.1
Permitted Encumbrances	3.1(q)
Permitted Parent Transaction Expenses	9.1
Person	9.1
PlasChem	9.1
PlasChem Benefit Plan	3.3(m)(i)
PlasChem Intellectual Property	3.3(o)(i)
PlasChem Net Indebtedness	9.1
Pre-Closing Transactions	9.1
Premerger Notification Rules	9.1
Parent Primary Excess Shares	2.9(b)(i)
Private Placement Warrants	9.1
Prospectus	9.17
Proxy Statement	5.1(a)
Purchaser Group	9.1
Real Property	3.1(q)
Repatriation Costs	9.1
Representatives	5.2
Required Information	9.1
Requisite Section 280G Approval	5.16(b)
Reserved Deferred Payment Shares	7.7
Reserved Shares	7.2
Sanctioned Country	9.1

Definition	Section

Sanctioned Person	9.1
Sanctions Laws	9.1
SEC	3.1(d)(i)
Securities Act	3.1(d)(i)
Seller Group	9.1
Selling Equityholder	9.1
Selling Parties	9.13
Shortfall	2.6(b)
Side-by-Side Offering	2.9(b)(i)
Side-by-Side Offering Proceeds	2.9(b)(i)
Stock Consideration	2.3(a)
Stockholders Agreement	Recitals
Subsidiary	3.1(a)
Support Agreement	Recitals
Survival Period	7.1
Surviving Blocker	1.3(a)
Surviving Company	1.3(a)
Tax	9.1
Tax Receivable Agreement	9.1
Tax Returns	9.1
Terminable Breach	8.1(b)(iii)
Termination Date	8.1(b)(ii)
Total Enterprise Value	9.1
Transfer Letter	Recitals
Transfer Taxes	5.15
Transaction Expenses	9.1
Transaction Proposals	5.1(a)
Treasury Regulations	9.1
Trust Account	9.1
Trust Agreement	9.1
Trustee	9.1
Un-Audited PlasChem Financial Statements	3.3(d)
Voting Debt	3.1(b)
Warrant Exchange	Recitals
Warrant Exchange Agreement	Recitals
WARN Act	3.1(o)(v)
Working Capital	9.1
Working Capital Shortfall	9.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2016 (this “Agreement”), is made by and among WL Ross Holding Corp., a Delaware corporation (“Parent”), Neon Acquisition Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Blocker Merger Sub”), Neon Holding Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Blocker Merger Sub (“Company Merger Sub”), Nexeo Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), TPG Accolade Delaware, L.P., a Delaware limited partnership (“Blocker”) and Nexeo Holdco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“New Holdco”).

WHEREAS, TPG Advisors VI, Inc., a Delaware corporation and the general partner of Blocker (“Blocker GP”), and the respective Boards of Directors of Parent and Blocker Merger Sub have approved and declared advisable, this Agreement and the merger of Blocker Merger Sub with and into Blocker (the “Blocker Merger”);

WHEREAS, the respective Boards of Directors of the Company and Parent have approved and declared advisable, this Agreement and the merger of Company Merger Sub with and into the Company (the “Company Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Parent, Company Merger Sub, Blocker Merger Sub, the Company, Blocker and New Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Company Merger and the Blocker Merger (collectively, the “Mergers”) and also to prescribe various conditions to the Mergers;

WHEREAS, Parent, as the sole member of Blocker Merger Sub, and Blocker Merger Sub, as the sole member of Company Merger Sub, have approved this Agreement and the Mergers, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, as a condition to the consummation of the Mergers and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the Mergers (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, Parent Sponsor, Parent and the Company have entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreement”), providing for the exchange of Private Placement Warrants for 2,240,000 shares of Parent Common Stock on the terms and conditions set forth therein (the “Warrant Exchange”);

WHEREAS, concurrently with the execution of this Agreement, Parent Sponsor, Parent and New Holdco have entered into a letter agreement, providing for, among other things, the agreement by Parent Sponsor to transfer to the Selling Equityholders a certain amount of the Founder Shares immediately prior to the Company Merger Effective Time, subject to the conditions set forth therein (the “Transfer Letter”), in lieu of the transfer by Parent Sponsor of such Founder Shares to Parent for cancellation in exchange for no consideration and the reissuance of such Founder Shares by Parent to the Selling Equityholders pursuant to the Mergers; and

WHEREAS, concurrently with the execution of this Agreement, Parent, Parent Sponsor and New Holdco have entered into a Shareholders’ and Registration Rights Agreement (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGERS

1.1                               The Mergers; Effective Time of the Mergers.  Upon the terms and subject to the conditions of this Agreement, (a) at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company in accordance with the provisions of the Delaware Limited Liability Company Act then in effect (the “DLLCA”), and (b) immediately thereafter, at the Blocker Merger Effective Time, Blocker Merger Sub shall be merged with and into Blocker in accordance with provisions of the Delaware Revised Uniform Limited Partnership Act then in effect (the “DRULPA”) and the DLLCA.  The parties hereto shall cause the Mergers to be consummated by causing, (i) a certificate of merger with respect to the Blocker Merger to be prepared and executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Blocker Certificate of Merger”) and filed with the Office of the Secretary of State of the State of Delaware and (ii) a certificate of merger with respect to the Company Merger to be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Company Certificate of Merger” and together with the Blocker Certificate of Merger, the “Certificates of Merger”) and filed with the Office of the Secretary of State of the State of Delaware. The Company Merger shall become effective upon the filing of the Company Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “Company Merger Effective Time”), or at such later time as shall be agreed upon by Parent and the Company and specified therein. The Blocker Merger shall become effective upon the filing of the Blocker Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by Parent and the Company and specified therein and shall occur immediately following the Company Merger Effective Time (the “Blocker Merger Effective Time”).

1.2                               Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 8:30 a.m., Houston, Texas time, on (a) June 1, 2016 or (b) if later, the second day, other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed (“Business Day”), after satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law and this Agreement) waived on the Closing Date), at the offices of Kirkland & Ellis L.L.P. in Houston, Texas, unless another date or place is agreed to in writing by the parties; provided that, if the Marketing Period has not ended at the time that the Closing would otherwise have occurred pursuant to this Section 1.2, the Closing shall occur instead on (i) the earlier to occur of (A) any Business Day after such date during the Marketing Period to be specified by Parent to the Company on no less than two (2) Business Days’ written notice to the Company and (B) the first Business Day following the last day of the Marketing Period; provided that if the Marketing Period would otherwise be completed prior to the date on which the Parent Stockholder Approval is obtained, then the Marketing Period shall be automatically extended to the date that is five (5) Business Days following the date of the Parent Stockholder Approval or (ii) such other date, time or place as agreed to in writing by the Parties, in each case subject to the satisfaction (or waiver in accordance with applicable law and this Agreement) of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law and this Agreement) waived on the Closing Date) (such date on which the Closing occurs, the “Closing Date”).

1.3                               Effect of the Mergers.

(a)                                 At the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company, and the separate existence of Company Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving limited liability company (in such capacity, the Company is sometimes referred to herein as the “Surviving Company”). The Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA.

(b)                                 At the Blocker Merger Effective Time, Blocker Merger Sub shall be merged with and into Blocker and the separate existence of Blocker Merger Sub shall cease and Blocker shall continue its existence under the laws of the State of Delaware as the surviving limited liability company (in such capacity, Blocker is sometimes referred to herein as the “Surviving Blocker”).  The Blocker Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

1.4                               Organizational Documents.

(a)                                 At the Company Merger Effective Time, the certificate of formation of Company Merger Sub in effect immediately prior to the Company Merger Effective Time shall be the certificate of formation of the Surviving Company, and the limited liability company agreement of Company Merger Sub in effect immediately prior to the Company Merger Effective Time shall be the limited liability company agreement of the Surviving Company, in each case until thereafter amended, subject to Section 5.5(b), in accordance with their respective terms and applicable law.

(b)                                 At the Blocker Merger Effective Time, the certificate of formation of Blocker Merger Sub in effect immediately prior to the Blocker Merger Effective Time shall be the certificate of formation of the Surviving Blocker, and the limited liability company agreement of Blocker Merger Sub in effect immediately prior to the Blocker Merger Effective

Time shall be the limited liability company agreement of the Surviving Blocker, in each case until thereafter amended in accordance with their respective terms and applicable law.

(c)                                  At the Closing, Parent shall cause the Organizational Documents of Parent to be amended and restated in the forms attached to this Agreement as Exhibit B and Exhibit C, subject, with respect to any applicable provision therein, to the approval of any Charter Amendment Proposal required by applicable law.

1.5                               Directors and Officers; General Partner.

(a)                                 Subject to the approval of any Transaction Proposals required by applicable law, as of the Company Merger Effective Time, unless otherwise agreed by the Company and Parent, Parent shall cause the persons set forth on Schedule 1.5(a) of the Company Disclosure Schedule to be appointed to the applicable roles of officers and directors of Parent set forth thereon.

(b)                                 From and after the Company Merger Effective Time, the officers of Company Merger Sub shall be officers of the Surviving Company, and officers shall serve until their successors have been duly and qualified or until their death, resignation or removal in accordance with the certificate of formation or limited liability company agreement of the Surviving Company. The Surviving Company shall be member-managed and shall have no directors.

(c)                                  From and after the Blocker Merger Effective Time, officers of Blocker Merger Sub shall be officers of the Surviving Blocker, and officers shall serve until their successors have been duly appointed and qualified or until their death, resignation or removal in accordance with the certificate of formation or limited liability company agreement of the Surviving Blocker. The Surviving Blocker shall be member-managed and shall have no directors.

1.6                               Tax Treatment of the Mergers.

(a)                                 For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties agree (i) to treat (A) the Company Merger as a taxable sale of Company Units to Parent by the Company Selling Equityholders in exchange for the receipt of the Company Merger Consideration Portion from Parent and (B) the Blocker Merger as a taxable sale of the general partner interest in Blocker to Parent by Blocker GP in exchange for no consideration and a taxable sale of the limited partner interests in Blocker to Parent by Blocker Parent in exchange for the receipt of the Blocker Merger Consideration Portion from Parent and (ii) that Parent has directed Parent Sponsor to transfer to the Selling Equityholders the Founder Share Consideration on behalf of Parent in lieu of the transfer by Parent Sponsor of a portion of its Founder Shares to Parent for cancellation in exchange for no consideration and the reissuance of such Founder Shares by Parent to the Selling Equityholders pursuant to the Mergers.

(b)                                 The parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 1.6 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with (or final administrative decision by) the relevant Governmental Entity.

1.7                               Section 754 Election.  The Company and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes shall each make a valid election under Section 754 of the Code and in accordance with Treasury Regulation § 1.754-1(b) for the taxable year of the Company that ends on or includes the Closing Date, and no party to this Agreement or its Affiliates shall revoke or cause to be revoked such elections.

ARTICLE II

EFFECTS OF THE MERGERS

2.1                               Effect of the Company Merger on Membership Interests.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party or the holder of any of their securities:

(a)                                 Membership Interests of Company Merger Sub.  All of the limited liability company interests in Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding and shall be converted into and shall represent a number and series of Company Units of the Surviving Company corresponding to the number and series of Company Units (other than any Blocker Owned Company Units) outstanding immediately prior to the Company Merger Effective Time, so that, after the Company Merger Effective Time, Blocker and Parent shall be the holders of all of the issued and outstanding Company Units of the Surviving Company.

(b)                                 Merger Consideration; Membership Interests of the Company.

(i)                                     Subject to the other provisions of this Article II and without duplication of any amounts payable pursuant to Section 2.1(a), all Company Units (other than any Blocker Owned Company Units) issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, in the aggregate, the right to receive the portion of the Merger Consideration the holder of such Company Units would have been entitled to receive in accordance with the Company LLC Agreement in the event that all Company Units (including Blocker Owned Company Units) were converted into the right to receive the Merger Consideration (the “Company Merger Consideration Portion”).  All Company Units, when so converted, shall cease to be outstanding, shall automatically be canceled and cease to exist and no holder thereof shall have any further rights with respect thereto.

(ii)                                  All other membership interests or other equity securities of the Company (other than the Blocker Owned Company Units) existing immediately prior to the Company Merger Effective Time shall automatically be canceled and cease to exist as of the Company Merger Effective Time and no consideration shall be delivered or deliverable therefor.

2.2                               Effect of the Blocker Merger on Partnership Interests.  At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any party or the holder of any of their securities:

(a)                                 Membership Interests of Blocker Merger Sub All of the limited liability company interests in Blocker Merger Sub issued and outstanding immediately prior to the Blocker Merger Effective Time shall remain outstanding and shall be converted into and shall represent limited liability company interests of the Surviving Blocker, so that, after the Blocker Merger Effective Time, Parent shall be the holder of all of the issued and outstanding limited liability company interests in the Surviving Blocker.

(b)                                 Merger Consideration; Partnership Interests of Blocker.  Subject to the other provisions of this Article II, the limited partner interests in Blocker issued and outstanding immediately prior to the Blocker Merger Effective Time shall be converted into the right to receive, in the aggregate, a portion of the Merger Consideration equal to the portion that Blocker, as the holder of the Blocker Owned Company Units, would have been entitled to receive with respect to the Blocker Owned Company Units pursuant to the terms of the Company LLC Agreement in the event the Blocker Owned Company Units converted into the right to receive Merger Consideration in the Company Merger (the “Blocker Merger Consideration Portion”), as determined in accordance with Section 2.1(b)(i).  For the avoidance of doubt, the Blocker Merger Consideration Portion shall equal the Merger Consideration, less the Company Merger Consideration Portion.  All such Blocker limited partner interests, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist.  The general partner interest in Blocker issued and outstanding immediately prior to the Blocker Merger Effective Time shall be automatically canceled with no consideration paid therefore.

2.3                               Merger Consideration; Determination of Merger Consideration.

(a)                                 The aggregate consideration payable with respect to both Mergers taken together, shall consist of (i) an amount in Cash equal to the amount of Available Cash (the “Cash Consideration”), (ii) a number of shares of newly-issued Parent Common Stock calculated by dividing (A) the excess of (x) the Aggregate Purchase Price over (y) the Cash Consideration, by (B) a per share issue price of $10.00 (the “Stock Consideration”) and (iii) such a number of Founder Shares transferred to the Selling Equityholders pursuant to the Transfer Letter, as adjusted pursuant to the terms thereof (the “Founder Share Consideration”) (together with the Cash Consideration, the Stock Consideration and the Founder Share Consideration, the “Merger Consideration”).

(b)                                 Notwithstanding Section 2.3(a), if the aggregate number of shares of Parent Common Stock to be (i) issued as Stock Consideration in accordance with Section 2.3(a) and (ii) transferred to the Selling Equityholders as Founder Share Consideration in accordance with the Transfer Letter would exceed 35% of all outstanding capital stock of Parent at the time of the Closing, then the number of shares of Parent Common Stock to be issued as Stock Consideration in accordance with Section 2.3(a) shall be reduced by a number of shares (the “Excess Shares”) necessary to cause the percentage of outstanding capital stock of Parent represented by the Stock Consideration and the Founder Shares Consideration to equal 35%, rounded up to the nearest whole share.  If any adjustment to the Stock Consideration is required pursuant to this Section 2.3(b), then the Selling Equityholders shall be entitled to receive, in lieu of such Excess Shares, future payments subject to the terms and conditions of Section 2.9.

(c)                                  In the event of any change in the Parent Common Stock between the date of this Agreement and the Company Merger Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, or exchange of shares, the Merger Consideration to be paid as provided in this Agreement shall be appropriately adjusted.

2.4                               Payment of Merger Consideration.

(a)                                 Payment Procedures for Merger Consideration.

(i)                                     At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule setting forth the calculations of (x) the estimated Aggregate Purchase Price and the components thereof (along with reasonable supporting information with respect thereto) and (y) the resulting Blocker Merger Consideration Portion and the Company Merger Consideration Portion (the “Consideration Schedule”).  The Company shall consider in good faith Parent’s comments to the Consideration Schedule, which comments Parent shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and revise such Consideration Schedule to incorporate any changes the Company determines in good faith are necessary or appropriate given such comments, and such revised Consideration Schedule, including the estimated Aggregate Purchase Price (the “Closing Aggregate Purchase Price”), shall become final and binding on the parties hereto, subject to any adjustments contemplated by Section 2.6.  In connection with the preparation of the Consideration Schedule or Parent’s review thereof, Parent and the Company shall provide to each other all information reasonably requested by Parent or the Company, as applicable, (including reasonable and good faith estimates of any component reasonably necessary for the Company to calculate the Cash Consideration, the Stock Consideration, the Excess Shares, if any, and customary supporting documentation with respect thereto) in connection with the Company’s preparation of, and Parent’s review of, the Consideration Schedule.  Subject to Sections 2.6 and 2.9, upon payment of the Merger Consideration (including the issuance of the Stock Consideration) in accordance with the Consideration Schedule pursuant to this Section 2.4, Parent’s obligations with respect thereto shall terminate, and no Person shall have any claim for, and Parent shall have no liability for, any additional amount, Parent Common Stock, or other payment or consideration to be paid or delivered by Parent.

(ii)                                  With respect to the Company Merger Consideration Portion, Parent shall, at the Company Merger Effective Time (A) pay or cause to be paid to the Company Selling Equityholders, via wire transfer of immediately available funds in accordance with instructions provided by New Holdco to Parent not less than two (2) Business Days prior to the Closing, the portion of the Company Merger Consideration Portion consisting of the Cash Consideration, other than any portion of the Closing Cash Balance included therein, which shall be delivered by the Company at the Company Merger Effective Time pursuant to such instructions in immediately available funds and (B) cause to be issued to the Company Selling Equityholders, the portion of the Company Merger Consideration Portion consisting of the Stock Consideration, via book entry issuance.  Without the prior written consent of the Seller Representative, no Cash Consideration paid pursuant to this Section 2.4(a)(ii) shall be paid from the proceeds of the Debt Financing.

(iii)                               With respect to the Blocker Merger Consideration Portion, Parent shall, at the Blocker Merger Effective Time (A) pay or cause to be paid to Blocker Parent, via wire transfer of immediately available funds in accordance with such instructions provided by Blocker, the portion of the Blocker Merger Consideration Portion consisting of the Cash Consideration, other than any portion of the Closing Cash Balance included therein, which shall be delivered by the Company at the Blocker Merger Effective Time pursuant to such instructions in immediately available funds, and (B) cause to be issued to the holders of Blocker Partnership Interests specified in writing by Blocker not less than two (2) Business Days prior to the Closing, the portion of the Blocker Merger Consideration Portion consisting of the Stock Consideration, via book entry issuance.  Without the prior written consent of the Seller Representative, no Cash Consideration paid pursuant to this Section 2.4(a)(iii) shall be paid from the proceeds of the Debt Financing.

(iv)                              All shares of Parent Common Stock to be issued pursuant to the Blocker Merger or the Company Merger shall be deemed issued and outstanding as of the Blocker Merger Effective Time or the Company Merger Effective Time, as applicable, and if ever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Blocker Merger Effective Time or the Company Merger Effective Time, as applicable, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement in connection with the Blocker Merger or the Company Merger, as applicable.

(v)                                 Legend. Any certificate representing Parent Common Stock issued to any Person pursuant to this Article II shall be imprinted with the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

(vi)                              Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Mergers. In lieu thereof, Parent shall pay or cause to be paid to each Person who otherwise would receive a fractional share of Parent Common Stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled by the volume weighted average trading price of the Parent Common Stock on the Nasdaq for the ten trading day period ending on the trading day two trading days prior to Closing.

(vii)                           Certain Acknowledgements; Seller Representative.  As a condition to receiving payment of any Merger Consideration in connection with this Agreement, each Selling Equityholder (other than New Holdco) shall be required to deliver to Parent a written acknowledgment of, and consent to, the provisions of Section 2.6, Section 2.9, Article VII and Section 9.16 hereof.

(b)                                 Termination of Rights. All Merger Consideration paid upon the surrender of Company Units or Blocker Partnership Interests in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Units or Blocker Partnership Interests.

(c)                                  Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Blocker and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Units or Blocker Partnership Interests pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by the Surviving Blocker, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Units or Blocker Partnership Interests, as applicable, in respect of which such deduction and withholding was made by the Surviving Blocker, the Surviving Company or Parent, as the case may be.

2.5                               Other Payments at Closing.

(a)                                 Debt Payoff.  At the Company Merger Effective Time, Parent shall (on behalf of the Surviving Company) pay, or, subject to Section 2.7, to the extent the Surviving Company has sufficient immediately available funds at such time, instruct the Surviving Company to pay, all amounts necessary in order to (i) fully discharge all outstanding Indebtedness under the Credit Agreements and all other obligations under the Credit Agreements (and all other obligations, including Encumbrances, secured on the same collateral securing the Credit Agreements), (ii) backstop any letters of credit issued under the Credit Agreements that are not cash-collateralized pursuant to clause (i) above or cause such letters of credit to be deemed issued under the Debt Financing, (iii) fully discharge all outstanding Indebtedness and other obligations with respect to the Company Notes and (iv) fully discharge any other Indebtedness that Parent and the Company have agreed in their reasonable judgment (exercised in good faith) should be repaid in connection with the Debt Financing, in each case, in accordance with the Payoff Documents (to the extent applicable) in order to terminate all applicable obligations and liabilities of the Company and any of its Subsidiaries and Affiliates related to the Credit Agreements, Company Notes and other such Indebtedness identified in clause (iv) (such amounts in clauses (i) through (iv), in the aggregate, the “Debt Payoff Amount”).

(b)                                 Company Transaction Expenses.  At the Company Merger Effective Time, Parent shall (on behalf of the Company) pay, or, to the extent the Surviving Company has sufficient immediately available funds at such time, instruct the Surviving Company to pay, all Company Transaction Expenses set forth on the statement to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time by wire transfer of immediately available funds as directed by the Company.

2.6                               Adjustment Amount.

(a)                                 As soon as reasonably practicable following the Closing Date, and in any event within seventy-five (75) calendar days following the date thereof, Parent shall prepare and deliver to Seller Representative a schedule (the “Adjustment Schedule”) setting forth a calculation of the final Aggregate Purchase Price and each of the components thereof (including the PlasChem Net Indebtedness) and attach reasonable documentation supporting Parent’s calculations.  In the event Parent does not deliver the Adjustment Schedule within the seventy-five (75) day period specified in the immediately preceding sentence, at Seller Representative’s election, either (i) the Closing Aggregate Purchase Price shall become final and binding upon the parties hereto or (ii) Parent shall continue to be obligated to deliver the Adjustment Schedule.  Parent shall afford, and cause the Surviving Company and its Subsidiaries to afford, Seller Representative and its Representatives reasonable access to the work papers and other books and records (including Tax records) of Parent, the Surviving Blocker, the Surviving Company and their respective Subsidiaries for purposes of assisting Seller Representative and its Representatives in their review of the Adjustment Schedule.  The Adjustment Schedule and the resulting calculation of the Aggregate Purchase Price shall become final and binding upon the parties hereto thirty (30) days following Seller Representative’s receipt of the Adjustment Schedule unless Seller Representative provides written notice of its objection (an “Objection Statement”) to Parent prior to the expiration of such thirty (30) day period.  Any Objection Statement shall specify in reasonable detail the nature and amount of any disagreement so asserted, a reasonably detailed explanation of the basis thereof, and attach documentation supporting Seller Representative’s calculations.  If Seller Representative shall have timely delivered an Objection Statement to Parent, Parent and Seller Representative may negotiate to resolve any objections set forth therein for a period of no more than thirty (30) days, and, if Parent and Seller Representative resolve each of Seller Representative’s objections as set forth on the Objection Statement, the Adjustment Schedule, as revised pursuant to such negotiations, shall become final and binding upon the parties hereto.  If, following such thirty (30) day period, any of the objections set forth on the Objection Statement shall remain outstanding, Parent or Seller Representative may refer such disputed items for resolution by an internationally recognized independent accounting firm mutually agreeable to Parent and Seller Representative; provided that in the event that Parent and Seller Representative fail to agree thereon, the accounting firm shall be Ernst & Young LLP (such firm, the “Independent Accountant”); provided that if Ernst & Young LLP is unwilling or unable to serve as the Independent Accountant and Seller Representative and Parent are unable to select an alternative firm within thirty (30) days after delivery of the Objection Statement, either Parent or Seller Representative may request the American Arbitration Association appoint, within twenty (20) days from the date of such request, an internationally recognized independent accounting firm.  Each of Parent and Seller Representative shall promptly provide their assertions regarding the Aggregate Purchase Price in writing to the Independent Accountant and to each other.  The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which shall be no later than forty-five (45) days following the date on which the remaining objections are referred to the Independent Accountant). The Independent Accountant shall act as an expert and not an arbitrator and shall base its determination solely upon the written submissions of Parent and Seller Representative, any oral advocacy by each of Parent and Seller Representative in front of the Independent Accountant and the applicable provisions of this Agreement (and shall not conduct an independent investigation). Without limiting the foregoing, the Independent Accountant will resolve the dispute with respect to each disputed component of the Aggregate Purchase Price by assigning a value, as determined by the Independent Accountant, to each component thereof, that is no higher than the highest amount, or lowest than the lowest amount, claimed with respect to such item in Seller Representative’s final calculation thereof (as modified following discussions with Parent and as submitted to the Independent Accountant at the outset of the dispute resolution process with a copy to Parent) or Parent’s final calculation thereof (as modified following discussions with Seller Representative and as submitted to the Independent Accountant at the outset of the dispute resolution process with a copy to Seller Representative), as applicable. The determination of the Independent Accountant shall be final, conclusive and binding on the parties hereto, and no such Person shall seek further recourse from any other Person or Governmental Entity other than to enforce the determination of the Independent Accountant. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne by the Selling Equityholders on the one hand, and Parent on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party and such allocation of fees and expenses shall be calculated by the Independent Accountant and shall be final and binding on the parties. As used herein, the “Final Aggregate Purchase Price” means the amount of the Aggregate Purchase Price, as finally determined by this Section 2.6(a).

(b)                                 If the Final Aggregate Purchase Price is less than the Closing Aggregate Purchase Price (the absolute amount of such shortfall the “Shortfall”), then the Selling Equityholders shall surrender, for no consideration:

(i)                                     first, if any, the right to receive any deferred payment in accordance with Section 2.9 with respect to an amount of Excess Shares with a value equal to the Shortfall; and

(ii)                                  second, if the value of any right surrendered in clause (i) is less than the Shortfall, an amount of Parent Common Stock held by the Selling Equityholders with a value equal to the Shortfall (less the value of any right to deferred payment surrendered in accordance with clause (i)), in each case by no later than five (5) Business Days following such final determination.  For purposes of the calculation of value required by this Section 2.6(b), each share of Parent Common Stock and the deferred payment right with respect to each Excess Share will be deemed to have a value of $10.00, notwithstanding the then trading price of Parent Common Stock.

(c)                                  If the Final Aggregate Purchase Price is greater than the Closing Aggregate Purchase Price (the absolute amount of such excess, the “Excess Amount”), then Parent shall issue to the Selling Equityholders such aggregate amount of Parent Common Stock equal in value to the aggregate of the Excess Amount by no later than five (5) Business Days following such final determination, subject to adjustment in accordance with Section 2.3(b).  For purposes of the calculation of value required by this Section 2.6(c), each share of Parent Common Stock will be deemed to have a value of $10.00 notwithstanding the then trading price of the stock.  Such Parent Common Stock shall be allocated amongst the Selling Equityholders in the same proportion as such shares of Parent Common Stock that would have been allocated among the Selling Equityholders had the Final Aggregate Purchase Price been determinable at the Closing, and Seller Representative shall provide Parent with written instructions with respect thereto upon determination of the Excess Amount.

2.7                               Closing Deliverables.

(a)                                 At the Closing, the Company shall deliver to Parent:

(i)                                     the Payoff Documents;

(ii)                                  the resignations of each officer, director or manager, as the case may be, of the Company and its Subsidiaries and Blocker set forth on Schedule 2.7(a)(ii) of the Company Disclosure Schedule;

(iii)                               a duly executed counterpart of each Ancillary Agreement to be executed at the Closing;

(iv)                              releases of all Encumbrances set forth on Schedule 2.7(a)(iv) of the Company Disclosure Schedule;

(v)                                 evidence reasonably satisfactory to Parent that the agreements to be terminated pursuant to Section 5.13 have been duly terminated with no liability (of any nature) to Parent, the Company, its Subsidiaries or Blocker or their successor entities; and

(vi)                              a certificate from each of the Company and Blocker reasonably acceptable to Parent, certifying under penalties of perjury in accordance with Section 1445 of the Code that each is not, and has not been within any applicable period, (i) with respect to Blocker a U.S. real property holding corporation and (ii) with respect to the Company, a Partnership in which fifty percent or more of the value of the gross assets consist of U.S. real property interests, and ninety percent or more of the value of the gross assets consists of U.S. real property interests plus any cash or cash equivalents, each together with a duly executed notice of such certification to be mailed to the Internal Revenue Service by Parent following the Closing.

(b)                                 At the Closing, Parent shall deliver to the Company:

(i)                                     a duly executed counterpart of each Ancillary Agreement to be executed at the Closing;

(ii)                                  evidence reasonably satisfactory to the Company that the Warrant Exchange has been completed or will be completed substantially contemporaneously with the Closing;

(iii)                               a resignation letter for each director of Parent other than any director of Parent designated to continue serving on the Board of Directors pursuant to the Stockholders Agreement; and

(iv)                              evidence reasonably satisfactory to the Company that the agreements to be terminated pursuant to Section 5.13 have been duly terminated with no liability (of any nature) to Parent.

2.8                               Selling Equityholders Election Notice.

(a)                                 If, upon the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI other than (i) any such conditions which by their nature cannot be satisfied until the Closing Date, but are expected to be so satisfied and (ii) the conditions set forth in Section 6.2(f) and Section 6.3(j), which Parent believes in good faith will not be satisfied on the day on which the Closing would otherwise occur in accordance with this Agreement, then Parent shall provide the Company written notice thereof, specifying Parent’s good faith estimate of the amount of Net Parent Stockholder Redemptions as of the day on which the Closing would otherwise occur in accordance with this Agreement, together with reasonable supporting documentation with respect thereto (an “Over-Redemption Notice”).

(b)                                 Following the Company’s receipt of the Over-Redemption Notice, and until 5:00 p.m. Houston, Texas, time on the fifth (5th) Business Day following the date of receipt of the Over-Redemption Notice, the Company may deliver a notice to Parent (an “Election Notice”), on behalf of any of the Selling Equityholders, that such Selling Equityholders have determined to elect to receive an additional portion, in excess of the amount to which such Selling Equityholders would have otherwise been entitled to pursuant to this Article II, of the Merger Consideration in Parent Common Stock (subject to adjustment in accordance with Section 2.3(b)) in lieu of the Cash Consideration.

(c)                                  Each Election Notice shall specify the election of such Selling Equityholders to receive a portion of the Merger Consideration in Parent Common Stock (subject to adjustment in accordance with Section 2.3(b)) in lieu of the Cash Consideration and the aggregate amount of the Cash Consideration to be retained by Parent in connection therewith. Any election pursuant to an Election Notice shall be final and binding on Parent and (i) each Selling Equityholder that shall have caused the Company to deliver such an Election Notice to Parent and (ii) each such Selling Equityholder shall only be entitled to receive such amount of the Cash Consideration and Parent Common Stock (subject to adjustment in accordance with Section 2.3(b)) as set forth in such Election Notice (and subject to any adjustments to the aggregate Merger Consideration); provided, however, if the Closing does not occur within five (5) Business Days after the delivery of an Election Notice, other than as a result of a breach by the Company of this Agreement, the Company may, in its discretion, revoke such Election Notice, in which case it shall be null and void.

2.9                               Deferred Payment of Future Proceeds.

(a)                                 General.  To the extent there is a downward adjustment in the Stock Consideration by a number of Excess Shares in accordance with Section 2.3(b), Parent shall be obligated to make future payments to the Selling Equityholders, in such proportions as provided on the Consideration Schedule and in accordance with instructions of Seller Representative as set forth in this Section 2.9 with respect to such Excess Shares.

(b)                                 Participation in Future Side-by-Side Offerings.

(i)                                     If at any time and from time to time (A) any Sponsor (as such term is defined in the Stockholders Agreement) issues a Shelf Takedown Request (as defined in the Stockholders Agreement) to effect an offering of such Sponsor’s Registrable Securities (as defined in the Stockholders Agreement) pursuant to such Sponsor’s rights under the Stockholders Agreement or (B) Parent at any time proposes to conduct an Issuer Public Sale (as defined in the Stockholders Agreement) and any Sponsor elects to participate in such Issuer Public Sale by delivering a Piggyback Request (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholder Agreement, then Parent shall use reasonable best efforts to include in such Issuer Public Sale, a number of newly issued shares of Parent Common Stock equal to the number of Excess Shares that have not yet been issued by Parent in accordance with this Section 2.9, which shall be issued on a side-by-side basis with all other equity securities included in the proposed Issuer Public Sale in accordance with the provisions of the Stockholders Agreement, and subject to any applicable restrictions and cutbacks applicable to the Sponsors (any such Issuer Public Sale, a “Side-by-Side Offering”), and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the Excess Shares actually sold by Parent (the “Parent Primary Excess Shares”) in the Side-by-Side Offering (the “Side-by-Side Offering Proceeds”) to the Selling Equityholders.  Payment of any Side-by-Side Offering Proceeds shall be made by Parent to the Selling Equityholders promptly, and in any event within two (2) Business Days, of receipt thereof by Parent, by wire transfer of immediately available funds in accordance with instructions provided in writing by Seller Representative at least one Business Day prior to the date on which payment would be due.

(ii)                                  Parent shall comply with the procedures set forth in Article IV of the Stockholders Agreement with respect to the execution of any Side by Side Offering required by this Section 2.9(b), including with respect to registration of the Excess Shares, notice, cooperation, priority, payment of fees and expenses and other matters.

(iii)                               Notwithstanding the obligations set forth in Section 2.9(c), upon the payment to the Selling Equityholders of the Side-by-Side Offering Proceeds with respect to any Parent Primary Excess Shares, Parent’s obligations to make payments to the Selling Equityholders with respect to an equivalent amount of Excess Shares shall cease and will be deemed fully satisfied, regardless of the price at which such Parent Primary Excess Shares are issued in the Side-by-Side Offering, so long as (i) Parent complies with its obligations in Section 2.9(b)(ii) and (ii) the price at which Parent offers the Parent Primary Excess Shares in the Side-by-Side Offering is the same price at which the Sponsor initiating or participating in such Side-by-Side Offering offers its shares of Parent Common Stock in the Side-by-Side Offering.  In the event that Parent is unable to issue in the Side-by-Side Offering the full amount of Excess Shares remaining at the time of Side-by-Side Offering, as determined by Parent in its reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of Parent Primary Excess Shares issued in the Side-by-Side Offering, and Parent’s payment obligations with respect to any remaining Excess Shares, including the obligation to participate in future Side-by-Side Offerings in accordance with this Section 2.9(b), shall continue hereunder.

(c)                                  Early Trigger Offerings.  In addition to the obligations set forth in Section 2.9(b), upon the first Business Day (the “Early Trigger Date”) on which the volume-weighted average trading price of the Parent Common Stock for any period of twenty (20) trading days in any thirty (30) day period exceeds $15.00 per share, subject to adjustment in accordance with Section 2.9(e) (the “Early Payment Target Price”), Parent shall, either:

(i)                                     within five (5) Business Days of the Early Trigger Date, pay to the Selling Equityholders an amount in cash equal to the product of (A) the Early Payment Target Price, multiplied by (B) the number of Excess Shares (the “Fixed Payment Amount”), by wire transfer of immediately available funds in accordance with instructions provided by Seller Representative at least one Business Day prior to the date on which such payment would be due, and upon payment thereof, Parent’s obligations with respect to the Excess Shares shall cease and Parent shall have no further obligation to make any payments in accordance with this Section 2.9; or

(ii)                                  use reasonable best efforts to promptly sell to third parties in a primary underwritten offering (an “Early Trigger Offering”) a number of shares of Parent Common Stock at least equal to the number of any remaining Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the issued Excess Shares to the Selling Equityholders (the “Early Trigger Offering Proceeds”); provided, however, that without the written consent of Seller Representative, on behalf of the Selling Equityholders, Parent shall not issue shares in any Early Trigger Offering at a gross price per share less than the Early Payment Target Price.  Payment of any Early Trigger Offering Proceeds shall be made by Parent to the Selling Equityholders promptly, and in any event within two (2) Business Days of receipt thereof by Parent, by wire transfer of immediately available funds, in accordance with instructions provided in writing by Seller Representative at least one (1) Business Day prior to the date on which payment would be due.

Parent may elect, in its sole discretion, whether to take the actions set forth in clause (i) or (ii) of the immediately preceding sentence; provided, however, that if Parent elects to take the actions set forth in clause (ii), Parent shall comply with the procedures set forth in Article IV of the Stockholders Agreement with respect to the execution of any Early Trigger Offering undertaken in accordance this Section 2.9(c), including with respect to registration of the Excess Shares, notice, cooperation, priority of securities sold in connection with any Early Trigger Offering, payments of fees and expenses, in each case as set forth therein.  In the event that Parent is unable to issue in the Early Trigger Offering the full amount of Excess Shares remaining at the time of the Early Trigger Offering, as determined in Parent’s reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of issued Excess Shares in the Early Trigger Offering, and Parent’s payment obligations with respect to any remaining Excess Shares, including the obligation to participate in future Early Trigger Offerings in accordance with this Section 2.9(c), shall continue hereunder.

(d)                                 Outside Date.  If, on June 30, 2021 (the “Outside Date”), the number of Excess Shares is greater than zero, then Parent shall, either:

(i)                                     within five (5) Business Days of the Outside Date, pay to the Selling Equityholders an amount in cash equal to the product of (A) the number of Excess Shares, multiplied by (B) the volume weighted-average trading price for the 20 trading day period immediately preceding the Outside Date, by wire transfer of immediately available funds in accordance with instructions provided by Seller Representative at least one Business Day prior to the date on which payment would be due, and upon payment thereof, Parent shall have no further obligation to make any payments in accordance with this Section 2.9; or

(ii)                                  use reasonable best efforts to promptly sell to third parties in a primary offering (an “Outside Date Offering”) a number of shares of Parent Common Stock at least equal to the number of Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the Excess Shares actually issued in such Outside Date Offering to the Selling Equityholders (the “Outside Date Offering Proceeds”).  Payment of any Outside Date Offering Proceeds shall be made by Parent to the Selling Equityholders promptly, and in any event within two (2) Business Days of receipt thereof by Parent, by wire transfer of immediately available funds, in accordance with instructions provided in writing by Seller Representative at least one (1) Business Day prior to the date on which payment would be due.

Parent may elect, in its sole discretion, whether to take the actions set forth in clause (i) or (ii) of the immediately preceding sentence; provided, however, that if Parent elects to take the actions set forth in clause (ii), Parent shall comply with the procedures set forth in Article IV of the Stockholders Agreement with respect to the execution of any Outside Date Offering undertaken in accordance this Section 2.9(d), including with respect to registration of the Excess Shares, notice, cooperation, priority, payments of fees and expenses, in each case as set forth therein.  In the event that Parent is unable to issue in the initial Outside Date Offering the full amount of Excess Shares remaining at the time of the initial Outside Date Offering, as determined by Parent in its reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of Excess Shares issued in such Outside Date Offering, and Parent’s obligations with respect to any remaining Excess Shares, including the obligation to continue to complete any necessary additional Outside Date Offerings in accordance with this Section 2.9(d), shall continue hereunder.

(e)                                  Adjustments on Certain Events.  In the event Parent shall at any time after the date hereof declare or pay any dividend on Parent Common Stock payable in shares of Parent Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, the number of Excess Shares and the Early Payment Target Price shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Parent Common Stock (together with any other shares so reclassified) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event.

(f)                                   Reservation of Parent Common Stock.  Parent shall at all times reserve and keep available for issuance such number of shares of Parent Common Stock as shall from time to time be sufficient to permit the issuance of all Excess Shares and shall take all action required to increase the authorized number of shares of Parent Common Stock if at any time there shall be insufficient unissued shares of Parent Common Stock to permit such reservation.

(g)                                  Consolidation, Merger, Etc.  In the event Parent shall enter into any consolidation, merger, combination or other transaction in which the shares of Parent Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the Selling Equityholders shall be entitled, at the same time, to receive a cash payment equal in value to the product of (i) the remaining number of Excess Shares, multiplied by (ii) the aggregate amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Parent Common Stock is changed or exchanged.

(h)                                 Adverse Action.  Prior to the payment in full of all amounts in respect of the Excess Shares as provided in this Section 2.9, except as expressly contemplated herein or in the Stockholders Agreement, Parent shall take no action (whether through reorganization, consolidation, merger, dissolution or otherwise), a primary purpose of which is to hinder, avoid, seek to avoid or prevent the issuance of, or payment with respect to, the Excess Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Company.  Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent, Blocker Merger Sub and Company Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the Company SEC Documents (as defined herein) filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, the Company represents and warrants to Parent, Blocker Merger Sub and Company Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent complete and correct copies of its certificate of formation (the “Company Certificate of Formation”), and its Amended and Restated Limited Liability Company Agreement, dated as of April 1, 2011 (the “Company

LLC Agreement”) as well as the similar Organizational Documents of each Subsidiary of the Company, and each such document is (x) in full force and effect and (y) other than in connection with the Pre-Closing Transactions, has not been amended in any respect from the copy made available to Parent.  The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.  As used in this Agreement:  (i) a “Company Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect:  (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (B) any occurrence, condition, change, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes) to the extent that such change does not have, or would not reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants; (C) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (D) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (E) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement or pendency of the transactions contemplated by this Agreement (provided that, this clause (E) shall not be applicable with respect to the Company’s representations and warranties in Section 3.1(c)(ii) and to the extent related thereto, the condition in Section 6.2(a)); (F) any change in the trading prices or trading volume of the Company’s debt instruments or the credit ratings assigned thereto (but not any change or effect underlying such change in prices, volume or credit rating to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (G) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, or the interpretation thereof; (H) any occurrence, condition, change, event or effect resulting from actions taken by Parent or any Affiliate (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”) of Parent; and (I) compliance by the Company with the terms of this Agreement or any written request of Parent; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

(b)                                 Capital Structure.  As of the date hereof:  (A) 498,032,412 Company Series A Units were issued and outstanding; (B) 38,098,195 Company Series B Units were issued and outstanding, including 22,890,207 Company Series B Units which were unvested and subject to restrictions under a Company equity plan (collectively, “Company Membership Interests”); (C) no Company Units were subject to issuance upon exercise of outstanding options to acquire Company Units; and (D) no Voting Debt of the Company was issued and outstanding or authorized for issuance.  The term “Voting Debt” means, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.  All outstanding Company Units are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and are not subject to preemptive rights or any other Encumbrances.  As of the date hereof, there are no outstanding Company Units other than the Company Units described in the first sentence of this Section 3.1(b).  There are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any Company Units or other equity interests in the Company or securities convertible into or exchangeable or exercisable for Company Membership Interests All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, licenses, covenants not to sue or assert, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”). Except as set forth in this Section 3.1(b), and prior to giving effect to the Pre-Closing Transactions, there are no: (1) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Membership Interests, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company, or (2) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Membership Interests.

(c)                                  Authority; No Violations; Consents and Approvals.

(i)                                     Each of the Company and New Holdco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by each of the Company and New Holdco and the consummation by the Company and New Holdco of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, including the written consent of TPG Accolade, L.P., a Delaware limited partnership (“Company Sponsor”) in its capacity as a member of the Company, and New Holdco.  This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and New Holdco and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of the Company and New Holdco enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of New Holdco or the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Formation or Company LLC Agreement, (B) any provision of the comparable Organizational Documents of New Holdco or any of the Company’s Subsidiaries, (C) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any judgment, permit, order, decree, statute, law, ordinance, rule or regulation of any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body (a “Governmental Entity”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for:  (A) the filing of a premerger notification report by the Company under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing with the SEC of such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (E) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation set forth on Schedule 3.1(c) of the Company Disclosure Schedule and (F) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 SEC Documents.

(i)                                     The Company has made available to Parent a true and complete copy of each form, report, statement, schedule, prospectus, registration statement and each other document filed by the Company with the Securities and Exchange Commission (the “SEC”) since September 30, 2013, including all amendments or exhibits thereto and documents incorporated by reference thereto (the “Company SEC Documents”) and prior to the date of this Agreement.  Each of the Company SEC Documents has been timely filed, to the extent required by law, and, as of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), or the Exchange Act or any other applicable law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available (including via the EDGAR system) to Parent all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand, since September 30, 2013. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, (A) none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Company SEC Document.

(ii)                                  The financial statements of the Company included in the Company SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(e)                                  Information Supplied.  None of the information supplied or to be supplied by the Company related to the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement, insofar as it relates to information supplied by the Company related to the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f)                                   Absence of Certain Changes or Events.  Since September 30, 2015, (i) there has not been any Company Material Adverse Effect and (ii) except as contemplated by or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(g)                                  No Undisclosed Material Liabilities.  As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 2015 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015; (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 2015; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)                                 No Default.  Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate of Formation or Company LLC Agreement or the comparable charter or organizational documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, contract, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii) of this Section 3.1(h), for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)                                     Compliance with Applicable Laws.  The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole.  The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not be reasonably likely to result in liability (of any nature) material to the Company and its Subsidiaries, taken as a whole.  The businesses of the Company and its Subsidiaries are not being, and for the past three (3) years have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not have consequences that would, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.  As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, and no such investigations have been conducted, either internally or by any Governmental Entity, in the past three (3) years.  For purposes of this Agreement, “knowledge,” of the Company or Parent, as applicable, means the knowledge of the individuals set forth on Schedule A of the Company Disclosure Schedule or Schedule A of the Parent Disclosure Schedule, as applicable.

(j)                                    International Trade Matters.  The Company and each of its Subsidiaries, and their respective officers, directors, and employees, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and the U.S. anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(k)                                 Anti-Corruption Matters.  The Company and each of its Subsidiaries, and their respective officers, directors, and employees, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws.  Within the past three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

(l)                                     Litigation.  Except for such matters as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, there is no (A) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, in the past three (3) years, or (B)

judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties.

(m)                             Taxes. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i)                                     All Tax Returns which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed;

(ii)                                  such Tax Returns are, or will be, complete and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations;

(iii)                               all Taxes which are due (whether or not shown on any Tax Return) on or before the Closing Date have been or will be timely paid in full;

(iv)                              no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity;

(v)                                 no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

(vi)                              no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(vii)                           there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

(viii)                        the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix)                              except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(x)                                 neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of;

(A)                               any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B)                               an installment sale or open transaction occurring on or prior to the Closing Date;

(C)                               a prepaid amount received on or before the Closing Date;

(D)                               any closing agreement under Section 7121 of the Code, or any similar provision of state, local or foreign law; or

(E)                                any election under Section 108(i) of the Code;

(xi)                              neither interests in the Company nor in any of its Subsidiaries is or has ever been described in Section 897(c) of the Code; and

(xii)                           neither the Company nor any of its Subsidiaries has ever entered into a “listed transaction” within the meaning of Section 6707A of the Code.

(xiii)                        The Company is classified as a partnership for U.S. federal income Tax purposes and all applicable state and local Tax purposes.

(n)                                 Compensation; Benefits.

(i)                                     Set forth on Schedule 3.1(n) of the Company Disclosure Schedule is a list of all Employee Benefit Plans.  “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any pension, retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, paid time off, employment or severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance, health or other welfare plan, or other material benefit or compensation plan, program, policy, contract, arrangement or agreement, (A) providing benefits to any present or former employee or contractor of the Company or any of its Subsidiaries maintained by such entity, (B) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (C) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.  True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished to Parent or its representatives, along with the most recent report filed on Form 5500 and summary plan description (and any summaries of material modifications thereto) with respect to each Employee Benefit Plan required to file or complete such report and description.

(ii)                                  Each Employee Benefit Plan has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable laws, except where the failure to so comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter.

(iii)                               There are no material actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans, and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims.  There has been no breach of fiduciary duty (as determined under ERISA) or “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would result in material liability to the Company or any of its Subsidiaries.

(iv)                                                      With respect to each Employee Benefit Plan, except where the failure to take such action would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(v)                                                         There are no material unfunded benefit obligations under any Employee Benefit Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(vi)                                                      No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries has any material current or contingent liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (B) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (C) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Neither the Company nor any of its Subsidiaries has any material current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(vii)                                                   No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries has any material current or contingent liability or obligation under or with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA.  No Employee Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any material post-termination or post-employment medical, health, life insurance or other welfare benefits to any employees, former employees, directors, service providers or any other Person, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state law (“COBRA”) and for which the covered Person pays the entire premium cost.  The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of COBRA.

(viii)                                                No Employee Benefit Plan that is maintained or contributed to with respect to current or former service providers of the Company or any of its Subsidiaries located outside the United States is a defined benefit-type plan or, if maintained by the Company or any of its Subsidiaries and is not fully insured or required under applicable law to be funded, has any material unfunded or underfunded liabilities.  Except where the failure to take such action would not be reasonably likely to have, individually or in the aggregate, a Company

Material Adverse Effect, the Company and its Subsidiaries have timely made all contributions required to have been made by any of them with respect to any plan established and maintained by a Governmental Entity.

(ix)                                                      Neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any liability under any Employee Benefit Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or (C) be the direct or indirect cause of any amount paid or payable to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries being classified as a “parachute payment” as defined in Section 280G(b)(2) of the Code.

(x)                                                         Except to the extent as would not result in material liability to the Company, (i) each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) each such Employee Benefit Plan is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and (iii) no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries have any obligation to gross-up or indemnify any individual with respect to any tax imposed under Sections 4999 or 409A of the Code.

(o)                                 Labor Matters.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, collective bargaining relationship or any other material agreement with any trade union or other labor organization, and, as of the date of this Agreement, there is no pending union representation petition involving employees of the Company or any of its Subsidiaries.  To the Company’s knowledge, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

(ii)                                  As of the date of this Agreement, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened before any Governmental Entity, other than such matters which do not and are not reasonably likely to have a Company Material Adverse Effect.

(iii)                               There is no strike, material slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past two (2) years.

(iv)                              With respect to this transaction, any collective bargaining by the Company or any of its Subsidiaries required under any Law or collective bargaining agreement has been or will be initiated prior to Closing.

(v)                                 Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable law (collectively, the “WARN Act”).  The Company has provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the 90 day period preceding the date hereof.

(p)                                 Intellectual Property.

(i)                                     Except as would not be reasonably likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries own or have the valid and enforceable right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances and (B) the Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and in full force and effect and valid and, to the knowledge of the Company, enforceable.

(ii)                                  To the knowledge of the Company and except as would not be reasonably likely to have a Company Material Adverse Effect, (A) the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company and its Subsidiaries does not conflict with, infringe upon, violate, interfere with or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any intellectual property right of any other Person, and (B) no Person is infringing upon, violating, interfering with or otherwise misappropriating, or has in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(iii)                               Except as would not be reasonably likely to have a Company Material Adverse Effect, the Company Systems (A) operate in accordance with their documentation and functional specifications and as otherwise required by the Company and its Subsidiaries and have not materially malfunctioned or failed within the last two (2) years and (B) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.  Except as would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, including personally identifiable information and payment card information) against any unauthorized use, access, interruption, modification or corruption.  Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company as of the date hereof, neither the Company nor any of its Subsidiaries have suffered any actual or alleged unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company Systems or the information and data stored therein or transmitted thereby.

(q)                                 Properties.

(i)                                     Set forth on Schedule 3.1(q) of the Company Disclosure Schedule is a list of all real property (x) owned by the Company or its Subsidiaries (“Owned Real Property”) and (y) leased, subleased, or occupied by the Company or its Subsidiaries (“Leased Real Property,” and collectively with the Owned Real Property, the “Real Property”). The Company or its Subsidiaries, as applicable, have good and defensible fee simple title to all of the Owned Real Property that it or they own, including the properties reflected in the Company’s most recent consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015 filed with the SEC, but excluding any property that is no longer used for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business. The Company or its Subsidiaries, as applicable, have a valid and enforceable leasehold interest in all Leased Real Property that it or they lease, and each such lease constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company’s or Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under the Leases has not been disturbed, and to the Company’s knowledge, there are no disputes under any of the Leases.  All such Real Property is free and clear of all Encumbrances, except for (A) liens for Taxes not yet delinquent, (B) Encumbrances that would be disclosed by an accurate survey or inspection of the Real Property in question (including any Encumbrances or other matters disclosed in any surveys, title commitments, title insurance policies or other title searches provided to or obtained by or on behalf of Parent or the Financing Sources pursuant to this Agreement) that do not, individually or in the aggregate, materially interfere with and are not violated by the current use of such Real Property, (C) statutory or other inchoate liens securing liabilities incurred in the ordinary course of business for amounts not yet delinquent, (D) Encumbrances in the nature of zoning or land use restrictions applicable to the specific Real Property as of the Closing Date not violated by the current use of the specific Real Property, (E) covenants, conditions or restrictions of record affecting title to the specific Real Property, (F) all other rights of any Governmental Entity to regulate the use, development or occupancy of any Real Property as of the date hereof which rights are not violated by the current use or occupancy of such Real Property, (G) minor Encumbrances that do not materially detract from the value of the specific Real Property affected or the present use of such Real Property, (H) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business, (I) Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (J) Encumbrances existing or expressly permitted pursuant to credit facilities of the Company and its Subsidiaries existing as of the date of this Agreement (items (A) through (J), collectively, “Permitted Encumbrances”).  The Real Property comprises all of the material real property used or intended to be used in connection with the business of the Company and its Subsidiaries, and such Real Property, including all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof that are located on the Owned Real Property (the “Improvements”) are in good condition and repair (subject to ordinary wear and tear, casualty and condemnation).   Except as would not reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor its Subsidiaries have leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(ii)                                  The Company or its Subsidiaries, as applicable, own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own, including the personal property assets reflected in the Company’s most recent consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015 filed with the SEC, but excluding any personal property assets that are no longer used for the conduct of the businesses of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business.

(r)                                    Environmental Matters.

(i)                                     As used in this Agreement:

(A)                               “Environmental Laws” means any and all applicable laws, common law, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of any Governmental Entity pertaining to human or worker health or safety (relating to Hazardous Materials), pollution or protection of the environment (including natural resources), including any release of Hazardous Materials into the environment, in effect as of or prior to the date hereof;

(B)                               “Hazardous Materials” means any (1) chemical, product, substance, waste, or other material that is defined or listed as hazardous or toxic, that is otherwise regulated as a pollutant or contaminant, or for which standards of conduct or liability may be imposed, under any Environmental Law; (2) asbestos containing materials, polychlorinated biphenyls, radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and any components, fractions, or derivatives thereof; and

(ii)                                  Except for those matters that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(A)                               The Company and its Subsidiaries and their respective operations and Real Property are and for the past three (3) years have been in compliance with all applicable Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all material Company Permits required under applicable

Environmental Laws for the operation of their respective businesses or the occupancy of their real property;

(B)                               The Company and its Subsidiaries are not subject to any unresolved or pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws including with respect to exposure of any Person to Hazardous Materials;

(C)                               Neither the Company nor its Subsidiaries have received any written notice asserting an alleged material violation of or material liability or obligation under any Environmental Laws;

(D)                               Neither the Company nor its Subsidiaries is subject to or knows of any basis for any obligations to remediate, or liability with respect to, Hazardous Materials contamination at any site, property or facility (including the Real Property) pursuant to Environmental Laws;

(E)                                Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Entities pursuant to the New Jersey Industrial Site Recovery Act or the requirements of Ohio Revised Code § 3734.42;

(F)                                 Except with respect to the master services agreements entered into by the environmental services business in the ordinary course of business, neither the Company nor its Subsidiaries have assumed, provided an indemnity with respect to or otherwise become subject to, any material liability of any other Person relating to Environmental Laws; and

(G)                               Neither the Company nor its Subsidiaries have designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos so as to give rise to any current liabilities pursuant to any Environmental Law.

(iii)                               The Company has made available to Parent copies of all material environmental, occupational health and safety audits, reports and assessments, and other documents materially bearing on environmental, occupational health or safety liabilities, relating to the businesses or properties of the Company and its Subsidiaries that are in their possession or under their reasonable control.

(iv)                              Except with respect to Sections 3.1(d), 3.1(f), 3.1(g) and this Section 3.1(r), neither the Company nor its Subsidiaries make any representation or warranty regarding the compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

(s)                                   Insurance.  Set forth on Schedule 3.1(s) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by the Company and each of its Subsidiaries.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.1(s) of the Company Disclosure Schedule is in full force and effect.

(t)                                    Brokers.  Except for the fees and expenses payable to Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u)                                 Certain Contracts and Arrangements.  Schedule 3.1(u) of the Company Disclosure Schedule, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of (i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement; (ii) any agreement that purports to limit the manner in which, or the localities in which, the Company’s or its Subsidiaries’ businesses are conducted in any manner that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements, agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees; (iii) any material agreement that contains any “most favored nation,” “take or pay,” minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries; (iv) any agreement providing for exclusive rights of marketing or distributing any of the products of the Company or its Subsidiaries in any manner that is material to the Company and its Subsidiaries, taken as a whole; (v) any supply contract of one year or greater remaining duration that involves required payments by or to the Company or any of its Subsidiaries of more than $20 million with respect to the Company’s plastics segment, and $40 million with respect to the Company’s chemicals business segment, in each case on an annual basis; (vi) any sales contract of one year or greater remaining duration that involves required payments by or to the Company or any of its Subsidiaries of more than $7 million with respect to the Company’s plastics segment, and $15 million with respect to the Company’s chemicals business segment, in each case on an annual basis; (vii) any contract which contemplates consideration in excess of $10 million with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets; (viii) any contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $15 million; (ix) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $30 million or outstanding Indebtedness of more than $15 million; (x) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Company and its Subsidiaries; (xi) any IP Agreement that is material to the Company and its Subsidiaries, taken as a whole; (xii) any material contract that is a currency or interest hedging arrangement; (xiii) any material contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person; (xiv) any contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty; and (xv) any collective bargaining agreement or other material agreement with any labor organization (collectively, the “Company Contracts”).  Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) to the Company or any of its Subsidiaries, in excess of $5,000,000, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company as of the date of this Agreement, is any other party to any such Company Contract in breach or default thereunder.  Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) to the Company or any of its Subsidiaries, in excess of $5,000,000, as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Company Contract or any notice of intent to cancel or terminate any Company Contract, and, (B) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Company Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

3.2                               Representations and Warranties of Blocker.  Except as set forth on the Company Disclosure Schedule, Blocker represents and warrants to Parent, Blocker Merger Sub and Company Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  Blocker is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Blocker to consummate the transactions contemplated by this Agreement.  Blocker has heretofore made available to Parent complete and correct copies of its certificate of formation (the “Blocker Certificate of Formation”), and its Second Amended and Restated Agreement of Limited Partnership, dated as of July 19, 2012 (the “Blocker Partnership Agreement”), and each such document is (x) in full force and effect and (y) other than in connection with the Pre-Closing Transactions, has not been amended in any material respect from the copy made available to Parent.

(b)                                 Capital Structure.  As of the date hereof, the outstanding equity interests of Blocker consist of a non-economic general partner interest and a 100% limited partner interest, and no Voting Debt of Blocker is issued and outstanding.  Schedule 3.2(b) of the Company Disclosure Schedule sets forth the record owners of all partnership interests in Blocker as of the close of business on the date hereof (collectively, “Blocker Partnership Interests”).  All outstanding partnership interests are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are not subject to preemptive rights or any other Encumbrances.  Other than Blocker Partnership Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from Blocker any equity interests in Blocker or securities convertible into or exchangeable or exercisable for Blocker Partnership Interests.  After giving effect to the Pre-Closing Transactions, each of the Company Series A Units owned beneficially and of record by Blocker

(the “Blocker Owned Company Units”) will be owned free and clear of all Encumbrances.  There are not any stockholder agreements, voting trusts or other agreements or understandings to which Blocker is a party or by which it is bound relating to the voting of any Blocker Partnership Interests.

(c)                                  Authority; No Violations; Consents and Approvals.

(i)                                     Blocker has all requisite partnership power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Blocker is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Blocker and the consummation by Blocker of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of Blocker.  This Agreement and, when executed, each Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by Blocker, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Blocker enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Blocker under, any provision of (A) the Blocker Certificate of Formation or the Blocker Partnership Agreement, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Blocker is a party or by which any of its properties or assets are bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, permit, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Blocker or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Blocker to consummate the transactions contemplated by this Agreement.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by Blocker in connection with the execution and delivery of this Agreement by Blocker or the consummation by Blocker of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing of the Certificate of Blocker Merger with the Office of the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws and (D) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation set forth on Schedule 3.2(c) of the Company Disclosure Schedule.

(d)                                 Holding Company Status.  Prior to the Pre-Closing Transactions, Blocker’s only asset is its equity interest in Company Sponsor.  After giving effect to the Pre-Closing Transactions, Blocker’s only asset will be the Blocker Owned Company Units.  Since its formation, Blocker has had no operations, Indebtedness or liabilities, whether accrued, contingent, absolute or otherwise, other than liabilities solely arising from required capital contributions in respect of its equity interest in Company Sponsor and ordinary course entity-level liabilities solely relating to its maintenance as a Delaware limited partnership (such as state franchise or minimum taxes).  After giving effect to the Pre-Closing Transactions, Blocker will have no Indebtedness or any other liability, whether accrued, contingent, absolute or otherwise, other than ordinary course entity-level liabilities solely relating to its maintenance as a Delaware limited partnership (such as state franchise or minimum taxes).  Blocker has not entered into any Contract other than pursuant to the Pre-Closing Transactions, this Agreement and the Ancillary Agreements.

(e)                                  Taxes.

(i)                                     all Tax Returns which are required to be filed by Blocker on or before the Closing Date have been or will be timely filed;

(ii)                                  such Tax Returns are, or will be, complete and correct in all material respects and prepared in substantial compliance with applicable laws and regulations;

(iii)                               all material Taxes which are due (whether or not shown on any Tax Return) on or before the Closing Date (other than Taxes being contested in good faith by appropriate proceedings) have been or will be timely paid in full;

(iv)                              no outstanding claim, assessment or deficiency against Blocker for any Taxes has been asserted in writing by any Governmental Entity;

(v)                                 no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to Blocker;

(vi)                              no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Blocker;

(vii)                           there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Blocker;

(viii)                        Blocker has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix)                              except as contemplated by this Agreement, Blocker is not party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(x)                                 Blocker will not be required to include any material item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(A)                               any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B)                               an installment sale or open transaction occurring on or prior to the Closing Date;

(C)                               a prepaid amount received on or before the Closing Date;

(D)                               any closing agreement under Section 7121 of the Code, or any similar provision of state, local or foreign law; or

(E)                                any election under Section 108(i) of the Code;

(xi)                              Partnership Interests in Blocker are not and have never been described in Section 897(c) of the Code;

(xii)                           Blocker has never entered a “listed transaction” within the meaning of Section 6707A of the Code; and

(xiii)                        Blocker has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3(c) and has not revoked or changed such election.

(f)                                   Brokers.  Except for the fees and expenses payable to Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Blocker.

(g)                                  Litigation.  There is no and there has never been (A) any suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of the Company, threatened against Blocker and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against the Blocker, or any of its assets or properties, or (B) any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Blocker or any of its assets or properties.

(h)                                 Compliance with Laws.  Blocker is, and since its formation has been, in compliance in all material respects with all applicable laws and regulations.  Since its formation through the date hereof, Blocker has not received any notice from a Governmental Entity of a violation of any applicable law or regulation and no such allegation has been threatened.

3.3                               Representations and Warranties Regarding PlasChem.  Except as set forth on the Company Disclosure Schedule and except as disclosed in the Company SEC Documents (as defined herein) filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, the Company represents and warrants to Parent, Blocker Merger Sub and Company Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  PlasChem is a limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent complete and correct copies of PlasChem’s Organizational Documents in effect as of the date of this Agreement, and each such document is (x) in full force and effect and (y) other than in connection with the Pre-Closing Transactions, has not been amended in any material respect from the copy made available to Parent.

(b)                                 Capital Structure.  Schedule 3.3(b) of the Company Disclosure Schedule lists, as of the date hereof, all outstanding equity securities of PlasChem. There are no equity securities of PlasChem subject to issuance upon exercise of outstanding options to acquire any equity securities of PlasChem, and no Voting Debt of PlasChem was issued and outstanding or authorized for issuance.  All outstanding equity securities of PlasChem are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances. PlasChem has no Subsidiaries. Except as set forth in this Section 3.3(b), there are no: (1) securities of the PlasChem convertible into or exchangeable or exercisable for any equity securities, Voting Debt or other voting securities thereof, or (2) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which PlasChem is a party or by which it is bound in any case obligating PlasChem to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of PlasChem, or obligating PlasChem to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not any stockholder agreements, voting trusts or other agreements or understandings to which PlasChem is a party or by which it is bound relating to the voting of any equity securities of PlasChem.

(c)                                  Authority; No Violations; Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by PlasChem in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such filings and approvals as may be required by any securities, corporate or other law, rule or regulation set forth on Schedule 3.1(c) of the Company Disclosure Schedule.

(d)                                 Financial Statements.  The un-audited internal financial statements of PlasChem, dated as of September 30, 2015 (the “Un-Audited PlasChem Financial Statements”) are attached to Schedule 3.3(d) of the Company Disclosure Schedule.  The Un-Audited PlasChem Financial Statements were prepared in accordance with GAAP, as applied consistently by the Company and having regard for the purpose for which the Un-Audited PlasChem Financial Statements were prepared, subject to normal year-end audit adjustments, reasonably present, in all material respects the financial position of PlasChem as of September 30, 2015, and its financial performance for the year then ended.

(e)                                  Absence of Certain Changes or Events.  Since September 30, 2015, except as contemplated by or permitted by this Agreement, the business of PlasChem has been conducted in all material respects in the ordinary course of business consistent with past practice.

(f)                                   No Undisclosed Material Liabilities.  There are no liabilities of PlasChem of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for on the balance sheet of PlasChem dated as of September 30, 2015 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 2015; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities which would not be material to PlasChem, taken as a whole.

(g)                                  No Default.  PlasChem is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its Organizational Documents, (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, contract, permit, franchise or license to which PlasChem is now a party or by which PlasChem or any of its properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to PlasChem, in the case of clauses (ii) and (iii), other than for such default or violation as would not be material to PlasChem, taken as a whole.

(h)                                 Compliance with Applicable Laws.  PlasChem holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, in each case to the extent material to PlasChem, necessary for the lawful conduct of its business and is in compliance therewith in all material respects.  Except as would not be material to PlasChem, the business of PlasChem is not being, and since November 1, 2012, has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity.  As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Entity with respect to PlasChem is pending or threatened, and no such investigations have been conducted, either internally or by any Governmental Entity, since November 1, 2012.

(i)                                     International Trade Matters.  PlasChem and its officers, directors, and employees, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of PlasChem, are currently, and have since November 1, 2012 been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and applicable anti-boycott laws and regulations administered by any Governmental Entity. Neither PlasChem nor any of its officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of PlasChem, are currently, or have been since November 1, 2012: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(j)                                    Anti-Corruption Matters.  PlasChem and each of its officers, directors, and employees, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of PlasChem, are currently, and have since November 1, 2012 been, in compliance in all material respects with all applicable Anti-Corruption Laws. Since November 1, 2012, neither PlasChem nor any of its officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of PlasChem, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any, officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations), any foreign political party, or to any Government Official, or to any political official or candidate for foreign political office, in order to influence decisions of such Government Official or political candidate, or to induce such a Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

(k)                                 Litigation.  Except as would not be material to PlasChem, there is no (A) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of the Company, threatened against PlasChem, and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against PlasChem, or any of its assets or properties, since November 1, 2012 or (B) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PlasChem or any of its assets or properties.

(l)                                     Taxes. Except as would not be material to PlasChem:

(i)                                     All Tax Returns which are required to be filed by PlasChem on or before the Closing Date have been or will be timely filed;

(ii)                                  such Tax Returns are, or will be, complete and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations;

(iii)                               all Taxes which are due (whether or not shown on any Tax Return) on or before the Closing Date have been or will be timely paid in full;

(iv)                              no outstanding claim, assessment or deficiency against PlasChem for any Taxes has been asserted in writing by any Governmental Entity;

(v)                                 no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to PlasChem;

(vi)                              no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of PlasChem;

(vii)                           there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PlasChem;

(viii)                        PlasChem has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix)                              except as contemplated by this Agreement, PlasChem is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement; and

(x)                                 PlasChem will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of;

(A)                               any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B)                               an installment sale or open transaction occurring on or prior to the Closing Date;

(C)                               a prepaid amount received on or before the Closing Date;

(D)                               any closing agreement under Section 7121 of the Code, or any similar provision of state, local or foreign law; or

(E)                                any election under Section 108(i) of the Code, or any similar provision of state, local or foreign law.

(m)                             Compensation; Benefits.

(i)                                     Each benefit or compensation plan, program, agreement, policy, contract or arrangement with respect to which PlasChem has any material liability or obligation (each, a “PlasChem Benefit Plan”) has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement, and with all applicable laws, except where the failure to so comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)                                  There are no material actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the PlasChem Benefit

Plans, and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims.

(iii)                                                       With respect to each PlasChem Benefit Plan, except where the failure to take such action would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions, distributions, reimbursements and premium payments that are due have been timely made, and (ii) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(iv)                                                      There are no material unfunded benefit obligations under any PlasChem Benefit Plan that have not been properly accrued for in PlasChem’s financial statements or disclosed in the notes thereto in accordance with applicable law.

(v)                                                         No PlasChem Benefit Plan provides, and PlasChem does not have any obligation to provide, any material post-termination or post-employment medical, health, life insurance or other welfare benefits to any employees, former employees, directors, service providers or any other Person.

(vi)                                                      No PlasChem Benefit Plan is a defined benefit-type plan or, if maintained by PlasChem or any of its Subsidiaries and is not fully insured or required under applicable law to be funded, has any material unfunded or underfunded liabilities in accordance with applicable law. Except where the failure to take such action would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, PlasChem has timely made all contributions required to have been made by it with respect to any plan established and maintained by a Governmental Entity, except for any failure to make such contributions that would not result in a material liability to PlasChem.

(vii)                                                   Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) give rise to any liability under any PlasChem Benefit Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability or (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of PlasChem (whether current, former or retired) or its beneficiaries.

(n)                                 Labor Matters.

(i)                                     PlasChem is not a party to any collective bargaining agreement, collective bargaining relationship or any other material agreement with any trade union or other labor organization, and, as of the date of this Agreement, there is no pending union representation petition involving employees of PlasChem.  No union organizing activities are underway or, to the Company’s knowledge, threatened with respect to PlasChem and no such activities have occurred since November 1, 2012.

(ii)                                  As of the date of this Agreement, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against PlasChem pending, or, to the knowledge of the Company, threatened before any Governmental Entity.

(iii)                               There is no material strike, slowdown, work stoppage, lockout or other material labor dispute involving employees of PlasChem that is pending, or, to the knowledge of the Company, threatened, against or involving PlasChem, and no such disputes have occurred since November 1, 2012.

(iv)                              With respect to this transaction, any notice required to be given by PlasChem under any law or collective bargaining agreement has been, or prior to Closing will be, given, and all bargaining or consultation obligations of PlasChem with any employee representative have been, or prior to Closing will be, satisfied.

(o)                                 Intellectual Property.

(i)                                     PlasChem owns or has the valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of the business of PlasChem as presently conducted, free and clear of any and all Encumbrances, except for Permitted Encumbrances (the “PlasChem Intellectual Property”).  The PlasChem Intellectual Property owned by PlasChem in full force and effect and valid and, to the knowledge of the Company, enforceable.

(ii)                                  To the knowledge of the Company, the use of the PlasChem Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company, PlasChem and the Company’s Subsidiaries does not conflict with, infringe upon, violate, interfere with or otherwise misappropriate, and has not since November 1, 2012 infringed upon, violated, interfered with, or otherwise misappropriated, any intellectual property right of any other Person.  To the knowledge of the Company, no Person is infringing upon, violating, interfering with, or otherwise misappropriating, or has since November 1, 2012 infringed upon, violated, interfered with, or otherwise misappropriated, any PlasChem Intellectual Property.

(iii)                               PlasChem has taken steps reasonable under the circumstances to protect its rights in the PlasChem Intellectual Property, including the secrecy, confidentiality and value of its confidential information and trade secrets.

(p)                                 Properties.  There are no Encumbrances, other than Permitted Encumbrances, affecting the real property leased by PlasChem (the “PlasChem Real Property”).  PlasChem’s possession of any such leased PlasChem Real Property has not been disturbed, and to the Company’s knowledge, there are no disputes with respect thereto.  All personal property assets, both tangible and intangible, owned by PlasChem are free and clear of all Encumbrances, except for Permitted Encumbrances.  The PlasChem Real Property comprises all of the material real property used or intended to be used in connection with the business of PlasChem, and such PlasChem Real Property, including all Improvements located thereon, are in good condition and repair (subject to ordinary wear and tear, casualty and condemnation). To the Company’s knowledge, there are no facts or conditions affecting any such Improvements which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(q)                                 Environmental Matters.

(i)                                     Except for those matters set forth on Schedule 3.3(q) of the Company Disclosure Schedule:

(A)                               PlasChem and its operations and the PlasChem Real Property are, and since November 1, 2012 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining, maintaining and complying in all material respects with all permits required under applicable Environmental Laws for the operation of its business or the occupancy of its real property;

(B)                               PlasChem is not subject to any unresolved or pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws including with respect to exposure of any Person to Hazardous Materials;

(C)                               PlasChem has not received any written notice asserting an alleged material violation of or material liability or obligation under any Environmental Laws;

(D)                               PlasChem is not subject to and knows of no basis for any obligation to remediate, or liabilities with respect to, Hazardous Materials contamination at any site, property or facility (including the PlasChem Real Property) pursuant to Environmental Laws;

(E)                                Except with respect to the master services agreements entered into by the environmental services business in the ordinary course of business, PlasChem has not assumed, provided an indemnity with respect to or otherwise become subject to, any material liability of any other Person relating to Environmental Laws; and

(F)                                 PlasChem has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos so as to give rise to any liabilities pursuant to Environmental Laws.

(ii)                                  The Company has made available to Parent copies of all material environmental, occupational health and safety audits, reports and assessments, and other documents materially bearing on environmental, occupational health or safety liabilities, relating to the business or properties of PlasChem that are in its possession or under its reasonable control.

(iii)                               Except with respect to Sections 3.3(d), 3.3(e), 3.3(f) and this Section 3.3(q), neither the Company nor its Subsidiaries make any representation or warranty regarding the compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

(r)                                    Insurance.  Set forth on Schedule 3.3(r) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by PlasChem.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of PlasChem and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.3(r) of the Company Disclosure Schedule is in full force and effect.

(s)                                   Brokers.  No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PlasChem.

Solely for purposes of this Section 3.3, references to matters that are “material”, “material to PlasChem” or that “materially” impact PlasChem, or words of similar import, refer to matters that would reasonably be expected to have a financial impact on PlasChem in excess of $1,000,000.

3.4                               Representations and Warranties of Parent and Merger Subs.  Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, Company Merger Sub and Blocker Merger Sub to the Company and Blocker on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent, Company Merger Sub and Blocker Merger Sub jointly and severally represent and warrant to the Company and Blocker, as of the date hereof and as of the Closing Date, as follows:

(a)                                 Organization, Standing and Power.  Each of Parent, Company Merger Sub and Blocker Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent, Company Merger Sub and Blocker Merger Sub each has heretofore made available to the Company complete and correct copies of its certificate of incorporation or certificate of formation, as applicable, and bylaws or limited liability company agreement, as applicable, each as amended to date, and each such document is (x) in full force and effect and (y) has not been amended in any respect from the copy made available to Parent.  “Parent Material Adverse Effect” means any occurrence, condition, change, event or effect that prevents or materially delays or impairs the ability of Parent, Company Merger Sub or Blocker Merger Sub to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (B) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies to the extent that such change does not have, or would not reasonably be expected to have, a disproportionate impact on Parent, Company Merger Sub and Blocker Merger Sub as compared to other industry participants; (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism; (D) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement, (provided that, this clause (D) shall not be applicable with respect to Parent’s representations and warranties in Section 3.4(c)(ii) and to the extent related thereto, the condition in Section 6.3(a)); (E) any change in the trading prices or trading volume of the equity securities of Parent (but not any change or effect underlying such change in prices, volume or credit rating to the extent such change or effect would otherwise constitute a Parent Material Adverse Effect); (F) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses or any change in law, or the interpretation thereof; (G) any occurrence, condition, change, event or effect resulting from actions taken by the Company or any of its Affiliates; and (H) compliance by Parent, Blocker Merger Sub or Company Merger Sub with the terms of this Agreement or any written request of the Company.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of Parent consists of 200,000,000 shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share (“Parent Preferred Stock”).  As of the date hereof: (A) 62,531,250 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding; (B) 50,025,000 warrants entitling the holder thereof to purchase one-half of a share of Parent Common Stock at an exercise price of $5.75 per half share of Parent Common Stock (“Parent Warrants”) were issued and outstanding, including 22,400,000 Private Placement Warrants; (C) no shares of Parent Common Stock were subject to issuance upon exercise of outstanding options; and (D) no Voting Debt of Parent was issued and outstanding.  No Parent Warrants are exercisable until the Closing.  All outstanding shares of Parent Common Stock and Parent Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.  Schedule 3.4(b) of the Parent Disclosure Schedule lists, as of the date hereof, all outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Parent Common Stock or other equity interests in Parent (collectively, “Parent Equity Interests”) or securities convertible into or exchangeable or exercisable for Parent Equity Interests (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such options, warrants or other rights are vested or unvested and the vesting schedule thereof) and, in each case (other than the Parent Warrants), the record holder thereof.  All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances.  Except as set forth in this Section 3.4(b), there are outstanding: (2) no Parent Equity Interests, Voting Debt or other voting securities of Parent; (3) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Equity Interests, Voting Debt or other voting securities of Parent or any Subsidiary of Parent, and (4) no options, warrants (other than the Parent Warrants), calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any Parent Equity Interests.

(ii)                                  Parent owns all of the outstanding limited liability company interests in Blocker Merger Sub, free and clear of all Encumbrances.  Blocker Merger Sub owns all of the outstanding limited liability company interests in Company Merger Sub, free and clear of all Encumbrances.  Except as set forth in the immediately preceding sentence, Parent has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

(iii)                               Subject to approval of the Transaction Proposals, the Stock Consideration and Founder Share Consideration, when delivered to the holders of Company Units pursuant to this Agreement and the Transfer Letter, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

(c)                                  Authority; No Violations, Consents and Approvals.

(i)                                     Each of Parent, Company Merger Sub and Blocker Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Parent, Company Merger Sub and Blocker Merger Sub and the consummation by Parent, Company Merger Sub and Blocker Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Company Merger Sub and Blocker Merger Sub, other than with respect to Parent the receipt of the Parent Stockholder Approval.  This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by each of Parent, Company Merger Sub and Blocker Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent, Company Merger Sub and Blocker Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent, Company Merger Sub or Blocker Merger Sub or any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.4(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)                               No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Company Merger Sub and Blocker Merger Sub or the consummation by Parent, Company Merger Sub and Blocker Merger Sub of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation of any Governmental Entity set forth on Schedule 3.4(c) of the Parent Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 SEC Documents.

(i)                                     Parent has made available to the Company a true and complete copy of each form, report, statement, schedule, prospectus, proxies, registration statement and other documents filed by Parent with the SEC since its initial registration of the Parent Common Stock (the “Parent SEC Documents”) and prior to the date of this Agreement.  Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception.  Parent has made available (including via the EDGAR system) to the Company all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Common Stock.  As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents.  To the knowledge of Parent, as of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(ii)                                  The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(iii)                               Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq.  Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(e)                                  Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement, (other than with respect to information supplied by Company or Blocker for inclusion therein), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f)                                   Absence of Certain Changes or Events.  Since December 31, 2015, there has not (i) been any Parent Material Adverse Effect and (ii) Parent has conducted itself only in the ordinary course of business consistent with past practice.

(g)                                  No Indebtedness.  Neither Parent nor any of its Subsidiaries has any Indebtedness.

(h)                                 No Default.  Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Certificate of Incorporation or Parent Bylaws or the comparable charter or organizational documents of any of Parent’s Subsidiaries or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, except for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)                                     Compliance with Applicable Laws.  Since the date of its incorporation or formation, as applicable, the businesses of Parent and its Subsidiaries, as applicable, have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its incorporation, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j)                                    Litigation.  As of the date of this Agreement, except for such matters as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (A) suit, action or proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or (B) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

(k)                                 Certain Contracts and Arrangements.  Schedule 3.4(k) of the Parent Disclosure Schedule, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of (i) each agreement to which Parent or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (ii) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of Parent’s business on a consolidated basis is conducted; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries and (iv) any contract that includes any Affiliate of Parent or Parent Sponsor (other than a Subsidiary of Parent) as a counterparty (collectively, the “Parent Contracts”).  Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder.

(l)                                     Financing.  Parent has delivered to the Company true, correct and complete copies of an executed commitment letter and fee letters from the financial institutions identified therein (the “Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”).  As of the date hereof, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.10), and, as of the date hereof, the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect.  Parent has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof.  The Debt Commitment Letter is in full force and effect as of the date hereof.  The Debt Commitment Letter constitutes the legal, valid and binding obligations of the parties thereto (other than the Financing Sources) and, to the knowledge of Parent, the Financing Sources, in each case, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other parties thereto.  As of the date of this Agreement and subject to the satisfaction of the conditions set forth in Article VI, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date.  Subject to payment of customary fees, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make Debt Financing available to Parent on the terms therein.  There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Debt Financing.

(m)                             Warrant Exchange.  Parent has delivered to the Company true, correct and complete copies of the executed Warrant Exchange Agreement.  The Warrant Exchange Agreement has not been amended or modified, no such amendment or modification is contemplated, and the obligations and commitments contained therein have not been withdrawn or rescinded in any respect.  The Warrant Exchange Agreement is in full force and effect as of the date hereof.  The Warrant Exchange Agreement constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Warrant Exchange Agreement on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other parties thereto.  There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the transactions contemplated by the Warrant Exchange Agreement.

(n)                                 Solvency.  None of Parent, Company Merger Sub or Blocker Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming (x) that the representations and warranties of the Company and Blocker contained in this Agreement are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Company Material Adverse Effect”), (y) that the projections and other forecasts for Blocker, the Company and its Subsidiaries and related estimates, plans and budget information made available to the Purchaser Group are true and correct in all material respects, and (z) the full amount of the funds contemplated by the Debt Financing is funded, at and immediately after the Company Merger Effective Time, and after giving effect to the Mergers and the other transactions contemplated hereby, each of Parent, the Surviving Blocker and the Surviving Company (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(o)                                 Board Approval; Vote Required.  The Board of Directors of Parent (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable law and as required by Parent’s Organizational Documents, including the Mergers, and approved this Agreement and the transactions contemplated hereby, including the transactions contemplated by the Charter Amendment Proposal and the LTIP Proposal; and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of each Transaction Proposal. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote and actually cast thereon in favor of the Merger Proposal and the Nasdaq Proposal (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the transactions contemplated by this Agreement.

(p)                                 Listing.  The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.  There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq.  Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(q)                                 Trust Account.  As of December 31, 2015, Parent had $500,647,797 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

(r)                                    No Business Conduct.  Each of Company Merger Sub and Blocker Merger Sub was formed on March 16, 2016.  Since its inception, each of Company Merger Sub and Blocker Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby.  Each of Company Merger Sub and Blocker Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.  Each of Company Merger Sub and Blocker Merger Sub presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGERS

4.1                               Conduct of Business by the Company Pending the Mergers.  The Company covenants and agrees that, prior to the Company Merger Effective Time, except (i) as set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) as expressly contemplated by this Agreement, including in connection with the Pre-Closing Transactions, (iii) as required by any applicable judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 Ordinary Course.  Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its and its Subsidiaries’ ongoing business shall not be impaired in any material respect at the Company Merger Effective Time.

(b)                                 Distributions; Changes in Stock.  Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to:  (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, the Company, except as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company, a true and correct copy of which, in each case, has been made available to Parent.

(c)                                  Governing Documents.  The Company shall not amend or propose to amend the Company Certificate of Formation or the Company LLC Agreement and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or Organizational Documents.

(d)                                 No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business and acquisitions as to which the purchase price is not in excess of $15 million individually or $30 million in the aggregate, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (x) existing as of the date of this Agreement or (y) in the ordinary course of business and not in excess of $10 million individually or $25 million in the aggregate.

(e)                                  No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule.

(f)                                   No Dissolution, Etc.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(g)                                  Accounting.  The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(h)                                 Insurance.  The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(i)                                     Tax Matters.  The Company shall not (i) make or rescind any material express or deemed election or change any annual accounting period or method of accounting relating to Taxes (including any such election, period or method for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Surviving Company, or the Surviving Blocker in respect of any post-closing Tax period or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(j)                                    Certain Employee Matters.  Except as required by applicable law or the terms of any Employee Benefit Plan, collective bargaining agreement or other labor agreement in existence on the date hereof, as applicable, the Company shall not, and shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation, incentives or benefits payable or to become payable to any of its directors, officers or employees, consultants, agents or individual independent contractors except for increases in salaries made in the ordinary course of business for any employee whose annual base salary is less than $300,000, and provided that payments of bonuses to directors, officers and Key Employees in the ordinary course of business or as approved by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company prior to the date hereof shall not, for purposes of this Section 4.1(j) constitute an increase in compensation; (ii) pay or agree to pay to any director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any of the Company’s or any of its Subsidiaries’ existing Employee Benefit Plans (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof); (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer, employee, consultant, agent or individual independent contractor other than with respect to new hires made not in contravention of Section 4.1(j)(vi) below; (iv) establish or become obligated under any collective bargaining agreement (except for those collective bargaining agreements currently being negotiated as of the date hereof as set forth in Schedule 3.1(o) of the Company Disclosure Schedule; provided that the Company shall keep Parent timely apprised of the negotiating positions of the bargaining parties and the status of such negotiations) or Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan (or any award thereunder); (vi) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the ordinary course of business and is with respect to employees or individual independent contractors having an annual base salary or fee not reasonably expected to exceed $300,000; (vii) terminate the employment or service of any Key Employee of the Company or any of its Subsidiaries other than any such termination for “cause”; or (viii) implement any employee layoffs requiring notice under the WARN Act.

(k)                                 Related Party Agreements.  The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons (including the Company and its Subsidiaries) or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(l)                                     Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) except in the ordinary course of business, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.  Notwithstanding the foregoing, clause (i) of the immediately preceding sentence shall not restrict the incurrence of Indebtedness for borrowed money (A) to finance any transactions or other expenditures permitted by Section 4.1(d) or under existing credit facilities made in the ordinary course of the Company’s business to the extent any Indebtedness incurred pursuant to new instruments of Indebtedness can be repaid at the Closing without penalty (other than LIBOR breakage costs) and any Indebtedness incurred pursuant to this clause (A) would not reasonably be expected to prevent or materially delay or impede consummation of the financing contemplated pursuant to the Debt Financing, (B) for refinancings of existing debt (including related premiums and expenses) to the extent each such refinancing is on substantially similar terms and conditions as such existing debt or (C) by the Company that is owed to any Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or another Subsidiary of the Company.

(m)                             Material Contracts.  The Company shall not, and shall not permit its Subsidiaries to (i) enter into any contract that would be a Company Contract (excluding clauses (vii), (viii), (ix), and (xiv) of the definition thereof) if entered into prior to the date hereof or (ii) amend or modify in any manner materially adverse to the Company any Company Contract (excluding under clauses (vii), (viii), (ix), and (xiv) of the definition thereof), except, in each case, for those collective bargaining agreements currently being negotiated as of the date hereof as set forth in Schedule 3.1(o) of the Company Disclosure Schedule.

(n)                                 Capital Expenditures.  The Company shall not, and shall not permit its Subsidiaries to, make or enter into any contract to make any capital expenditures in excess of $12 million in each of the second and third quarters of calendar year 2016.

(o)                                 Working Capital.  The Company shall manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.

(p)                                 Litigation.  The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (x) do not exceed, in any individual case, $500,000 and (y) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(q)                                 Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

4.2                               Conduct of Business by Blocker Pending the Merger.  Blocker covenants and agrees that, prior to the Blocker Merger Effective Time, except (i) as set forth on Schedule 4.2 of the Company Disclosure Schedule, (ii) as expressly contemplated by this Agreement, including in connection with the Pre-Closing Transactions, (iii) as required by any applicable judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 Ordinary Course.  Blocker shall conduct its businesses in the ordinary course.

(b)                                 No Operations.  Blocker shall not take any action which, if taken from and after the date hereof, would result in a breach of the representations set forth in Section 3.2(d).

(c)                                  Distributions; Changes in Stock.  Blocker shall not (i) split, combine or reclassify any equity interests in Blocker; or (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, Blocker, except as required by the terms of any equity interests in, Blocker outstanding on the date of this Agreement.

(d)                                 Issuance of Securities.  Blocker shall not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Blocker or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests.

(e)                                  Governing Documents.  Blocker shall not amend or propose to amend its Organizational Documents.

(f)                                   No Acquisitions.  Blocker shall not (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person.

(g)                                  No Dissolution, Etc.  Blocker shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(h)                                 Accounting.  Blocker shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i)                                     Tax Matters.  Blocker shall not (i) make or rescind any material express or deemed election or change any annual accounting period or method of accounting relating to Taxes (including any election, period or method for any joint venture, partnership, limited liability company or other investment where Blocker has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Surviving Company, or the Surviving Blocker in respect of any post-closing Tax period, or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(j)                                    Indebtedness.  Blocker shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Blocker or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Blocker in connection with any Indebtedness thereof other than Permitted Encumbrances.

(k)                                 Material Contracts.  Blocker shall not and shall not permit any of its Subsidiaries to enter into or amend or modify in any manner any contract material to Blocker.

(l)                                     Litigation.  Blocker shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to Blocker or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (x) do not exceed, in any individual case, $100,000 and (y) would not prohibit or materially restrict Blocker or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(m)                             Agreements.  Blocker shall not agree to take any action that is prohibited by this Section 4.2.

4.3                               Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, prior to the Company Merger Effective Time, except (i) as set forth on Schedule 4.3 of the Parent Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by any applicable judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) as otherwise consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 Ordinary Course.  Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course.

(b)                                 Distributions; Changes in Stock.  Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent; or (iii) other than in connection with the Offer, any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of Parent.

(c)                                  Issuance of Securities.  Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the Warrant Exchange or (ii) in accordance with Section 5.10.

(d)                                 Governing Documents.  Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e)                                  No Acquisitions.  Except as contemplated hereby, Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

(f)                                   Trust Account.  Parent shall not, in any material respect, amend the Trust Agreement or any other agreement related to the Trust Account.

(g)                                  No Dissolution, Etc.  Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(h)                                 Accounting.  Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i)                                     Insurance.  Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(j)                                    Certain Employee Matters.  Parent shall not, and shall not permit any of its Subsidiaries to:  (i) grant any increases in the compensation payable or to become payable to any of its directors, officers or Key Employees, except increases to Key Employees made in the ordinary course of business; (ii) pay or agree to pay to any director, officer or Key Employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the Company’s or any of its Subsidiary’s existing Employee Benefit Plans; (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer or Key Employee, except for any new employment agreement for a director, officer, or Key Employee who is hired to replace a director, officer or Key Employee whose employment is terminated for any reason; or (iv) establish or become obligated under any collective bargaining agreement or Employee Benefit Plan which was not in existence or approved by the Board of Directors of Parent prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder.

(k)                                 Related Party Agreements.  Parent shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(l)                                     Indebtedness.  Except for any Indebtedness incurred in connection with the Debt Financing, Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

(m)                             Material Contracts.  Other than in connection with the transactions contemplated hereby, including the Debt Financing and Equity Financing, Parent shall not and shall not permit any of its Subsidiaries to enter into or amend or modify in any manner any contract that is material to Parent.

(n)                                 Transaction Expenses.  Parent shall not and shall not permit any of its Subsidiaries to (i) incur or pay any Transaction Expenses other than Permitted Parent Transaction Expenses; provided that Parent may incur such Transaction Expenses to the extent such Transaction Expenses are be paid or reimbursed by a Person other than Parent or any of its Subsidiaries without any liability to Parent or any of its Subsidiaries or (ii) incur any obligations to or pay any payments to any Affiliates of Parent or Parent Sponsor.

(o)                                 Agreements.  Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.3.

4.4                               No Solicitation.

(a)                                 From the date of this Agreement, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal.  The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof.  For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of the Company or other structure or form, (B) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 10% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or

“group” of 10% or more of the voting stock or other equity securities (including any Company Membership Interests or Voting Debt) of the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the voting stock of the Company.

(b)                                 From the date of this Agreement, other than in connection with the transactions contemplated hereby, Parent agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding or the making of offers or proposals related to a Business Combination, (ii) engage in any discussions or negotiations with respect to any Business Combination with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, a proposal with respect to a Business Combination, or (iii) enter into any agreement relating to a Business Combination. For purposes of this Agreement, “Business Combination” has the meaning given such term in the Parent Certificate of Incorporation.  Parent shall give notice of any proposed Business Combination to the Company as soon as practicable following its receipt thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                               Preparation of Proxy Statement; Offer Documents.

(a)                                 As promptly as practicable after the date hereof, Parent shall file a proxy statement related to the Mergers and the Offer with the SEC (as amended from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 50,025,000 shares of Parent Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Mergers and other transactions contemplated under this Agreement and the Ancillary Agreements, subject to Section 6.1(e), all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent Sponsor and its Affiliates, applicable law, and any applicable rules and regulations of the SEC and Nasdaq. Without limitation, in the Proxy Statement, Parent shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the shareholder meeting referred to therein (the “LTIP Proposal”), (B) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable law and exchange rules and regulations and the approval of the issuance of Parent Common Stock in accordance herewith (the “Merger Proposal”), (C) to amend and restate its certificate of incorporation in the form set forth as Exhibit B (the “Charter Amendment Proposals”), (D) to amend and restate its certificate of incorporation to extend the date by which Parent has to consummate a business combination to a date mutually agreed by Parent and the Company (which date shall not be later than the Termination Date), such agreement not to be unreasonably withheld, conditioned or delayed (the “Extension Proposal”) (it being understood that any Extension Proposal may, to the extent agreed by Parent and the Company, be included in a separate proxy statement from the Proxy Statement), (E) to approve the issuance of more than 20% of Parent’s outstanding common stock pursuant to the rules of Nasdaq (the “Nasdaq Proposal”) and (F) any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (F), together, the “Transaction Proposals”) and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the Proxy Solicitation Rules (as defined in the Certificate of Incorporation) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”).  When filed, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”).  The Company shall use reasonable best efforts to provide to Parent as promptly as practicable all information concerning the Company and its Subsidiaries that may be required by Federal Securities Laws or reasonably requested by Parent for inclusion in the Proxy Statement.

(b)                                 Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and any Offer Documents; provided, however, that Parent shall furnish such preliminary Proxy Statement and any other Offer Documents to the Company and give the Company and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement and Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith.  Parent shall promptly notify the Company of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company as promptly as reasonably practicable copies of all written correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement and Offer Documents.  If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Parent and the Company shall use their reasonable best efforts to respond as promptly as reasonably practicable to the comments of the SEC.  Parent shall provide the Company and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith.  The Company and Parent shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff.  After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement and Offer Documents has been included therein by Parent and the Company, Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the Board of Directors of Parent.  If at any time prior to approval of the transactions contemplated hereby by the stockholders of Parent, any information in the Proxy Statement or Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

(c)                                  Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VII.  Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer.  Nothing in this Section 5.1(c) shall (i) impose any obligation on Parent to extend the Offer beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VII.

5.2                               Access to Information.  The Company shall afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the “Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, Key Employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall furnish reasonably promptly to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent.  Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties.  Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information to the extent the disclosure of such information would result in a violation of applicable law.  Notwithstanding the foregoing, Parent agrees that Parent is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of the Company or any of its Subsidiaries regarding the Company or any of its Subsidiaries, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned).  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and reasonably related matters.  The Confidentiality Agreement dated as of November 11, 2015 between Parent and the Company (the “Confidentiality Agreement”), shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.  The Company acknowledges that, in connection with the Equity Financing, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Equity Financing Sources, which information may include Confidential Information; provided, however, that Parent provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

5.3                               Stockholders’ Meeting.  Parent shall call, hold and convene a meeting of its stockholders to consider the Transaction Proposals, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to Parent’s stockholders, subject to applicable law.  In connection with the meeting, (i) the Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the approval of each of the Transaction Proposals at Parent’s stockholders’ meeting and the Board of Directors of Parent shall use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the adoption of each of the Transaction Proposals and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of adoption of each of the Transaction Proposals at Parent’s stockholders’ meeting.  Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone Parent’s stockholders’ meeting (x) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s stockholders or, if as of the time for which Parent’s stockholders’ meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two Business Days prior to the Termination Date or (y) by ten (10) Business Days in order to solicit additional proxies from stockholders of Parent in favor of the adoption of each of the Transaction Proposals.

5.4                               Antitrust Approvals and Other Approvals; Efforts.

(a)                                 Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b)                                 As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall make all pre-merger notification filings required under the HSR Act or other Premerger Notification Rules identified in Schedule 3.1(c) of the Company Disclosure Schedule and Schedule 3.4(c) of the Parent Disclosure Schedule.  Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules.  Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under any Premerger Notification Rules (“Antitrust Approvals”).  Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”) or Premerger Notification Rules, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”).  Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority.  Parent shall take whatever action is necessary to obtain all Antitrust Approvals to satisfy the Closing Conditions specified on Schedule 6.1(b) on or before the Termination Date and to prevent any Antitrust Authority or other Person, as the case may be, from filing any action with a Governmental Entity, which, if the Antitrust Authority or other Person prevailed, would, permanently or temporarily restrain, enjoin or otherwise prevent or materially delay the consummation of the Merger, including entering into an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries; (iii) terminate any relevant venture or other arrangement; (iv) create any relationship and contractual rights and obligations of the Company or Parent or their respective Subsidiaries or (v) effectuate any other change or restructuring of the Company or Parent (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”).  In the event that any action is threatened or instituted challenging the Mergers as violative of any Premerger Notification Rule or other Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action.  Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to any of the foregoing.  Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Company to participate in any meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approvals.  In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

(c)                                  None of the Company, Blocker, Parent, Company Merger Sub or Blocker Merger Sub shall take any action that could reasonably be expected to hinder or materially delay the obtaining of clearance or the expiration of the required waiting period under the Premerger Notification Rules or any other applicable Antitrust Law.

(d)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by each of the parties hereto in their reasonable discretion, to consummate the Mergers and the other transactions contemplated by this Agreement including using reasonable best efforts to (i)

cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity by the Termination Date, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, (iv) defend any investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Mergers or the consummation of the transactions contemplated hereby and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement.  Prior to Closing, Blocker Merger Sub shall and Parent shall cause Blocker Merger Sub to, distribute the equity interests in Company Merger Sub to Parent.

5.5                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Company Merger Effective Time, solely to the extent of indemnification contained in the organizational documents of the Company, any employment agreement or indemnification agreement effective as of the date hereof, Parent shall and shall cause the Surviving Company and the Surviving Blocker to, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Company Merger Effective Time, subject to the terms hereof, a director or officer of Blocker, the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Blocker, the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request, which request was made prior to the date hereof, of Blocker, the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Company Merger Effective Time and whether asserted or claimed prior to, at or after the Company Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and Parent shall cause the Surviving Company to, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable law, subject to a requirement to repay such advances if such Indemnified Person is adjudicated to have not been entitled to indemnification pursuant to this terms hereof or otherwise).  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Company Merger Effective Time), (i) the Indemnified Persons may retain Blocker’s or the Company’s, as applicable, regularly engaged legal counsel or other counsel satisfactory to them, and Parent shall cause the Surviving Company and the Surviving Blocker, as applicable, to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly following receipt of statements therefor and (ii) Parent, the Surviving Company and the Surviving Blocker shall reasonably assist in the defense of any such matter, provided that none of Parent, the Surviving Company or the Surviving Blocker shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, the Surviving Company and the Surviving Blocker (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent, the Surviving Company and the Surviving Blocker any undertaking required by applicable law, but, subject to applicable law, without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b)                                 Parent, the Surviving Company and the Surviving Blocker shall not amend, repeal or otherwise modify the Organizational Documents of the Surviving Company of the Surviving Blocker in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Company or Blocker with respect to periods prior to the Company Merger Effective Time of individuals who at and at any time prior to the Company Merger Effective Time were directors or officers of Blocker, the Company or any of their respective Subsidiaries except to the extent required by law. Parent shall, and shall cause the Surviving Blocker and Surviving Company to, fulfill and honor any indemnification agreements between the Company or Blocker, on the one hand, and any of their respective directors, officers or employees existing as of the date hereof, solely to the extent such indemnification agreement has been provided or made available to Parent (including as part of the Company SEC Documents filed on EDGAR) prior to the date hereof.

(c)                                  Parent, the Surviving Company and the Surviving Blocker shall indemnify any Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.5(a), relating to the enforcement of such Indemnified Person’s rights under this Section 5.5 or under any charter, bylaw or contract subject to an undertaking by such Indemnified Person to return such advance if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder or thereunder.

(d)                                 Parent agrees that the Company will cause to be put in place and shall fully prepay immediately prior to the Company Merger Effective Time “tail” insurance policies with a claims period of at least six years from the Company Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions  existing or occurring at or prior to the Company Merger Effective Time.

(e)                                  In the event that Parent, the Surviving Company or the Surviving Blocker or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or the Surviving Blocker, as the case may be, shall assume the obligations set forth in this Section 5.5.  The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.5, and his heirs and representatives.

5.6                               Agreement to Defend.  In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

5.7                               Public Announcements.  Subject to compliance with applicable law, the parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

5.8                               Advice of Changes; SEC Filings.  Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.  The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.  Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Company Merger Effective Time.  Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.9                               Investigation; No Other Representations or Warranties.  Each of the Company, Blocker, Parent, Blocker Merger Sub and Company Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, with respect to Parent, Blocker Merger Sub and Company Merger Sub, Blocker, the Company and its Subsidiaries, and with respect to the Company and Blocker, Parent, Blocker, Merger Sub and Company Merger Sub, and in each case their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  In connection with such investigation, Parent, Blocker Merger Sub and Company Merger Sub, and their respective representatives have received from Blocker or the Company or their respective representatives certain other estimates, projections and other forecasts for Blocker, the Company and its Subsidiaries and certain estimates, plans and budget information.  Each of Parent, Blocker Merger Sub and Company Merger Sub, on behalf of itself, acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent, Blocker Merger Sub and Company Merger Sub are familiar with such uncertainties; that Parent, Blocker Merger Sub and Company Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their Affiliates or representatives; and that Parent, Blocker Merger Sub and Company Merger Sub will not (and will cause all of their respective Subsidiaries or other Affiliates or any other Person acting on their behalf to not) assert any claim or cause of action against Blocker, the Company or any of their respective direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such Person liable with respect thereto other than in connection with a breach of any of the representations and warranties made by the Company that are expressly set forth in Section 3.1 and Section 3.3 of this Agreement, or the representations and warranties made by Blocker that are expressly set forth in Section 3.2 of this Agreement.  Each of the parties agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 and Section 3.3 of this Agreement, the representations and warranties made by Blocker that are expressly set forth in Section 3.2 of this Agreement and the representations and warranties of Parent, Blocker Merger Sub and Company Merger that are expressly set forth in Section 3.4 of this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates. Without limiting the generality of the foregoing, each of Parent, Blocker Merger Sub and Company Merger Sub agrees that neither Blocker, the Company, any Selling Equityholder nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent, Blocker Merger Sub or Company Merger Sub or any of their representatives or Affiliates with respect to:

(i)                                     any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Company Merger Sub or Blocker Merger Sub or their respective representatives or Affiliates; or

(ii)                                  any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Company Merger Sub or Blocker Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 and Section 3.3 of this Agreement or by Blocker and contained in Section 3.2 of this Agreement.

Nothing in this Agreement (including this Section 5.9) shall relieve any party hereto of any liability for or limit any Person’s ability to seek any remedy in the event of fraud. For purposes of this Agreement, “fraud” means intentional fraud involving a knowing and intentional misrepresentation of a fact or concealment of a fact made or concealed with the intent of inducing any other party hereto to enter into this Agreement or the Ancillary Agreements and upon which such other party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

5.10                        Debt Financing; Equity Financing; Cooperation.

(a)                                 Subject to the terms and conditions of this Agreement, each of Parent, Blocker Merger Sub and Company Merger Sub shall use its reasonable best efforts to obtain the Debt Financing on the terms (or on terms no less favorable to each of Parent, Blocker Merger Sub, Company Merger Sub and the Company and its Subsidiaries) and conditions (including the flex provisions) described in the Debt Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification or waiver, (i) with respect to the Debt Commitment Letter, reduces the aggregate amount of the Debt Financing to be funded on the Closing Date, or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (x) materially delay or prevent or materially impair the funding of the Debt Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Blocker Merger Sub or Company Merger Sub, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (iii) is otherwise adverse in any material respect to the Company and its Subsidiaries (provided that, subject to compliance with the other provisions of this Section 5.10(a), Parent, Blocker Merger Sub and Company Merger Sub may amend the Debt Commitment Letter to add additional arrangers, bookrunners and agents).  Parent shall promptly deliver to the Company copies of any material amendment, modification or replacement.  For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, modified or replaced by this Section 5.10(a) and references to “Debt Commitment Letter” shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by this Section 5.10(a).

(b)                                 Each of Parent, Blocker Merger Sub and Company Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Debt Commitment Letter, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to Parent, Blocker Merger Sub, Company Merger Sub and the

Company and its Subsidiaries than the terms and conditions (including flex provisions) in the Debt Commitment Letter) and (iii) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 5.10(d)) and to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts to cause the lenders committing to fund the Debt Financing to fund such Debt Financing at Closing and (iv) to enforce its rights under the Debt Commitment Letter.  Parent shall allow Company to participate in the negotiation of the Debt Financing and shall use reasonable best efforts to keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities and assisting in the negotiation thereof.  Without limiting the generality of the foregoing, Parent, Blocker Merger Sub and Company Merger Sub shall give the Company prompt notice (x) of any breach or default of any material provisions by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent, Blocker Merger Sub or Company Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing and (z) if at any time for any reason Parent, Blocker Merger Sub or Company Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing.  As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, Parent, Blocker Merger Sub and Company Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, however, subject to the rules of discovery otherwise applicable, that they need not provide any information that is privileged or that is requested for purposes of litigation.  If any portion of the Debt Financing becomes unavailable, Parent, Blocker Merger Sub and Company Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions (including market flex provisions) not materially less favorable to Parent, Blocker Merger Sub, Company Merger Sub and the Company (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter, the availability of which shall not be subject to material additional or expanded conditions as compared to those set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event.  Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements (including fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent, Blocker Merger Sub and Company Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing.  For purposes of this Agreement, references to “Debt Financing” shall include the alternate financing as permitted by this Section 5.10 and “Debt Commitment Letters” shall include such documents related to the alternative financing as permitted by this Section 5.10.

(c)                                  Subject to the terms and conditions of this Agreement, each of Parent, Blocker Merger Sub and Company Merger Sub shall use its reasonable best efforts to obtain the equity financing substantially, in all material respects, on the terms and conditions set forth on Schedule 5.10(c) of the Parent Disclosure Schedule (or on terms no less favorable to each of Parent, Blocker Merger Sub and Company Merger Sub) (such financing, on such terms ultimately obtained in accordance with this Agreement, the “Equity Financing”).  Each of Parent, Blocker Merger Sub and Merger Sub shall use its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Equity Financing substantially, in all material respects, on the terms and conditions set forth on Schedule 5.10(c) of the Parent Disclosure Schedule (such definitive agreements, the “Equity Financing Documents”), (ii) to satisfy on a timely basis all conditions to consummation of the Equity Financing set forth in the Equity Financing Documents (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 5.10(d)), to consummate the Equity Financing at or prior to the Closing and to comply with its obligations under any Equity Financing Documents.  Parent shall use reasonable best efforts to keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to the Company copies of the Equity Financing Documents and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities.  Without limiting the generality of the foregoing, Parent, Blocker Merger Sub and Company Merger Sub shall give the Company prompt notice (x) of any breach or default of any material provisions by any party to any Equity Financing Documents of which Parent, Blocker Merger Sub or Company Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any party to any Equity Financing Documents with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Equity Financing Documents of any provisions of the Equity Financing Documents or (2) material dispute or disagreement between or among any parties to any Equity Financing Documents or definitive agreements related to the Equity Financing with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing and (z) if at any time for any reason Parent, Blocker Merger Sub or Company Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources contemplated by Schedule 5.10(c) of the Parent Disclosure Schedule or any Equity Financing Documents.  As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, Parent, Blocker Merger Sub and Company Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (x), (y) or (z) of the immediately preceding sentence; provided, however, subject to the rules of discovery otherwise applicable, that they need not provide any information that is privileged or that is requested for purposes of litigation.  If any portion of the Equity Financing otherwise becomes unavailable, Parent, Blocker Merger Sub and Company Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources with terms and conditions not materially less favorable to Parent, Company Merger Sub and Blocker Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Equity Financing Documents.

Parent, Blocker Merger Sub and Company Merger Sub acknowledge and agree that the obtaining of the Equity Financing is not a condition to Closing. For purposes of this Agreement, references to “Equity Financing” shall include the alternate financing as permitted by this Section 5.10(c) and “Equity Financing Documents” shall include such documents related to the alternative financing as permitted by this Section 5.10(c).

(d)                                 Prior to the Closing Date, each of the Company and Blocker shall use its reasonable best efforts to provide to Parent, Blocker Merger Sub and Company Merger Sub, and shall cause each of the Company’s Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its representatives, including legal and accounting representatives, to provide, in each case at Parent’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing and the Equity Financing (the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Blocker, the Company and their respective Subsidiaries), which reasonable best efforts shall include (i) furnishing Parent, Blocker Merger Sub and Company Merger Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s request, with information  regarding Blocker, the Company and their respective Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of Blocker, the Company and their respective Subsidiaries) customary for the placement, arrangement  and/or syndication of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all Required Information of Blocker, the Company and their respective Subsidiaries, (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Corporation or the Subsidiaries as the obligor, (v) using reasonable best efforts to obtain legal opinions reasonably requested by Parent, (vi) taking all corporate actions, subject to the occurrence of the Company Merger Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Company immediately after the Company Merger Effective Time, including using reasonable best efforts to obtain customary payoff documents, including payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by this Agreement to be paid off, discharged and terminated on the Closing Date (the “Payoff Documents”), (vii) executing and delivering any customary pledge and security documents (subject to occurrence of the Company Merger Effective Time) and customary closing certificates and documents as may be reasonably requested by Parent (including delivery of a customary borrowing base certificate and a solvency certificate of the chief financial officer of the Company in the form contemplated by the Debt Commitment Letter

(as in effect on the date hereof)), (viii) assisting in (A) the preparation and execution of one or more credit agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Financing; provided that no obligation of Blocker, the Company or any of their respective Subsidiaries under any such agreements or amendments shall be effective until the Company Merger Effective Time, (ix) in connection with the Debt Financing contemplated by the Debt Commitment Letter, providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Blocker, the Company or their respective Subsidiaries or their securities, (x) facilitating the pledging of collateral for the Financing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements, (xi) reasonably cooperating with Parent’s efforts to obtain surveys and title insurance for the Real Property, at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; provided, however, that in connection therewith, the Company and its Subsidiaries shall have no obligation to execute and deliver any indemnity or similar assurances in favor of Parent, any Financing Sources, or their respective title insurers or surveyors, other than customary title and survey affidavits, in form and substance reasonably acceptable to the Company, (xii) cooperating with the Financing  Sources’ requests for due diligence to the extent customary and reasonable; (xiii) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; (xiv) using reasonable best efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries; and (xv) taking all actions reasonably requested by Parent and necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements; provided, however, that no obligation of Blocker, the Company or any of their respective Subsidiaries under any agreement, certificate, document or instrument (other than any authorization letters referred to above) shall be effective until the Company Merger Effective Time and none of Blocker, the Company or any of their respective Subsidiaries or representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Company Merger Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.  If at any time the Company shall in good faith reasonably believe that it has provided all Required Information as required by clause (ii) above, it may deliver to Parent a written notice to that effect (stating the date it believes such Required

Information was provided), in which case the Company shall be deemed to have complied with such clause (ii) above unless Parent in good faith reasonably believes the Company has not provided all Required Information and, within five (5) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with reasonable specificity which items of Required Information have not been provided.

(e)                                  Parent shall promptly, upon request by the Company, reimburse Blocker and the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Blocker, the Company or any of their respective Subsidiaries in connection with the cooperation of Blocker, the Company and their respective Subsidiaries contemplated by Section 5.10(d) and shall indemnify and hold harmless Blocker, the Company, its Subsidiaries, the Selling Equityholders and their respective representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except for liabilities of Blocker or the Company to the extent they resulted from (x) information provided by Blocker or the Company or any of their respective Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) the willful misconduct of any such Person.

5.11                        Nasdaq Listing.  From the date of this Agreement through the Closing, Parent shall take all reasonable efforts which are necessary or reasonably desirable for (i) Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the Nasdaq Capital Market (the “Nasdaq”) and (ii) the shares of Parent Common Stock to be issued in connection with the Mergers to be approved for listing on the Nasdaq.

5.12                        Transaction Litigation.  Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party’s sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

5.13                        Termination of Certain Agreements.  At or before the Closing, (a) the Company shall cause the agreements set forth on Schedule 5.13 of the Company Disclosure Schedule to be terminated on the terms set forth on such schedule and with no liability (of any nature) arising for  Blocker, the Company or any of their Subsidiaries, in connection with such termination or following the Closing and (b) Parent shall cause the agreements set forth on Schedule 5.13 of the Parent Disclosure Schedule to be terminated on the terms set forth on such schedule and with no (liability) arising for Parent or any of its Subsidiaries in connection with such termination or following the Closing, in each case, effective not later than the Blocker Merger Effective Time.

5.14                        Repayment of Debt.

(a)                                 If, prior to the Closing Date, Parent decides to commence a tender offer and/or consent solicitation in respect of some or all of the outstanding Company Notes (each, a “Debt Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Debt Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Debt Offer Documents”).  The Company agrees to use commercially reasonable efforts to provide, and shall cause its Subsidiaries and its and their respective representatives, including legal and accounting representatives, to provide, reasonable cooperation in connection with the preparation of the Debt Offer Documents and the consummation of such Debt Offers, including with respect to the Company’s execution of supplemental indentures (either at the Company Merger Effective Time or, if earlier, conditioned upon the occurrence of the Company Merger Effective Time) reflecting amendments to the indentures applicable to the Company Notes subject to any Debt Offer, to the extent approved by any required consents of holders of such Company Notes.  All mailings to the holders of the Company Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them.  If at any time prior to the completion of any Debt Offer any information in the applicable Debt Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Debt Offer Documents, so that such Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the applicable Company Notes.  To the extent that the provisions of any applicable law conflict with this Section 5.14(a), Parent and the Company shall comply with the applicable law and shall not be deemed to have breached its obligations hereunder by such compliance.  Parent, Blocker Merger Sub and Company Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such Debt Offer is a condition to Closing.

(b)                                 If requested by Parent in writing, the Company shall, to the extent permitted by the Indenture, take any and all actions reasonably requested by Parent (including, without limitation, the issuance of one or more notices of redemption unless objected to by the Trustee or The Depository Trust Company) to facilitate the redemption, satisfaction and/or discharge of Company Notes pursuant to the Indenture at or following the Company Merger Effective Time; provided, however, that prior to, or substantially contemporaneously with, either (a) the Company being required to issue any unconditional irrevocable notice of redemption or (b) the satisfaction or waiver of all conditions to any conditional notice of redemption, Parent shall have, or shall have caused to be, deposited with the Trustee sufficient funds to effect such redemption, satisfaction and discharge. Parent, Blocker Merger Sub and Company Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such redemption, satisfaction and discharge is a condition to Closing.

(c)                                  Parent shall promptly, upon request by the Company, reimburse Blocker and the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Blocker, the Company or any of their respective Subsidiaries in connection with the cooperation of Blocker, the Company and their respective Subsidiaries contemplated by Section 5.14(b) and shall indemnify and hold harmless Blocker, the Company, its Subsidiaries, the Selling Equityholders and their respective representatives and Affiliates from and against any and all losses, damages, claims, out-of-pocket costs or out-of-pocket expenses suffered or incurred by any of them in connection with any Debt Offer and/or redemption, satisfaction and discharge and any information used in connection therewith, except for liabilities of Blocker or the Company to the extent they resulted from (x) information provided by Blocker or the Company or any of their respective Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) the willful misconduct of any such Person.

5.15                        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Mergers, if any, shall be paid by Parent when due, whether levied on Parent, the Company, Blocker, Surviving Company, Surviving Blocker, any Subsidiary thereof or any Selling Equityholder, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.  Parent shall indemnify the Selling Equityholders, their respective Affiliates and the officers, directors, employees and agents of any of the foregoing against any liability for any such Transfer Taxes.

5.16                        280G Approval. As soon as practicable following the execution of this Agreement but in any case prior to the Closing Date:

(a)                                 The Company shall obtain, prior to the initiation of the requisite unitholder approval procedure under Section 5.16(b) below, a waiver of the right to receive payments and/or benefits that reasonably could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “280G Waiver”) from each Person who, with respect to the Company, reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who, with respect to the Company, reasonably might otherwise receive, have received, or have the right or entitlement to receive, any “parachute payment” under Section 280G of the Code and the regulations promulgated thereunder.

(b)                                 The Company shall seek the approval of such number of unitholders of the Company that complies with the requirements of Section 280G(b)(5) of the Code (such vote, the “Requisite Section 280G Approval”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed 280G Waivers by the affected Persons under Section 5.16(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason of Section 4999 of the Code, with such unitholder approval to be solicited in a manner which satisfies the applicable requirements of such Section 280G(b)(5)(B) of the Code and Treasury Regulations thereunder, including Q-7 of § 1.280G-1.  The taking of any such vote to obtain such Requisite Section 280G Approval, including all materials and information that are provided to the unitholders of the Company in connection with such vote, shall comply with applicable laws and the Organizational Documents of the Company and prior to the Closing, the Company shall deliver to Parent evidence that a vote of the unitholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.16(b) and that either (i) the Requisite Section 280G Approval was obtained or (ii) the Requisite Section 280G Approval was not obtained and, as a consequence, the parachute payments subject to the 280G waivers shall not be made or provided.

(c)                                  In connection with the foregoing, the Company shall provide copies of all documents required to be prepared by the Company in connection with Section 5.16 to the Purchaser Group, for review and comment, at least three (3) days in advance of distribution to the unitholders of the Company with respect to the Requisite Section 280G Approval.

ARTICLE VI

CONDITIONS PRECEDENT

6.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Mergers is subject to the satisfaction, or written waiver by both Parent and the Company, at or prior to the Closing Date of the following conditions:

(a)                                 Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(b)                                 Approvals.  The Antitrust Approvals identified on Schedule 6.1(b) shall have been obtained.

(c)                                  No Injunctions or Restraints.  No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Mergers and no law or regulations shall have been adopted that makes consummation of the Mergers illegal or otherwise prohibited.

(d)                                 Completion of Offer.  The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

(e)                                  Net Tangible Assets.  Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(f)                                   Other Agreements.  The Stockholders Agreement, the Warrant Exchange Agreement and the Transfer Letter shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

6.2                               Additional Conditions to Obligations of Parent, Blocker Merger Sub and Company Merger Sub.  The obligations of Parent, Blocker Merger Sub and Company Merger Sub to effect the Mergers are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

(a)                                 Representations and Warranties of the Company and Blocker.  (i) Each of the representations and warranties of the Company and Blocker set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i), 3.1(t), 3.2(a), 3.2(b), 3.2(c)(i), 3.2(f), and 3.3(j) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties of Company set forth in Section 3.1(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of Company and Blocker in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  Each of the Company and Blocker shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                  Compliance Certificate.  Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied.

(d)                                 Pre-Closing Transactions.  The Pre-Closing Transactions shall have been completed to the reasonable satisfaction of Parent and with no liability (of any nature) to the Company or any of its Subsidiaries in connection therewith or following the Closing with respect thereto.

(e)                                  Tax Receivable Agreement.  Prior to or at the Closing, the Company or Blocker, as applicable, shall have delivered a counterpart of the Tax Receivable Agreement duly executed by the Selling Equityholders who have elected to be party to such Tax Receivable Agreement, to Parent.

(f)                                   Maximum Redemptions. The aggregate amount of the Net Parent Stockholder Redemptions shall not exceed $0.

(g)                                  Deliverables. Each of the deliverables to be delivered by the Company and Blocker pursuant to Section 2.7(a) shall have been delivered to Parent.

6.3                               Additional Conditions to Obligations of the Company and Blocker.  The obligations of Blocker and the Company to effect the Mergers is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

(a)                                 Representations and Warranties of Parent, Blocker Merger Sub and Company Merger Sub.  (i) Each of the representations and warranties of Parent, Blocker Merger Sub and Company Merger Sub set forth in Sections 3.4(a) and 3.4(c)(i) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent, Blocker Merger Sub and Company Merger Sub set forth in Sections 3.4(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent, Blocker Merger Sub and Company Merger Sub set forth in Section 3.4(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent, Blocker Merger Sub and Company Merger Sub in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Parent Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent, Blocker Merger Sub and Company Merger Sub.  Parent, Blocker Merger Sub and Company Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Compliance Certificate.  The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b) and (e) have been satisfied.

(d)                                 Nasdaq Listing.  The Parent Common Stock to be issued pursuant to this Agreement shall have approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e)                                  Minimum Available Cash.  The amount of Available Cash as of immediately prior to Closing shall be not less than $399,000,000.

(f)                                   Deliverables. Each of the deliverables to be delivered by Parent pursuant to Section 2.7(b) shall have been delivered to the Company.

(g)                                  Tax Receivable Agreement.  Prior to or at the Closing, Parent shall have delivered a counterpart of the Tax Receivable Agreement duly executed by Parent, to the other parties thereto.

(h)                                 Trust Account; Transaction Expenses.  Subject to any Parent Stockholder Redemption, all the funds contained in the Trust Account shall be released from the Trust Account and available to Parent for payment of the Cash Consideration and the payment of Permitted Parent Transaction Expenses.

(i)                                     Transfer Letter.  The conditions to the closing of the transactions contemplated by the Transfer Letter shall be satisfied or waived by the parties thereto, and Parent Sponsor shall stand ready, willing and able to consummate the transactions contemplated thereby concurrently with the Closing.

(j)                                    Maximum Redemptions. The aggregate amount of the Net Parent Stockholder Redemptions shall not exceed $0.

ARTICLE VII

INDEMNIFICATION

7.1                               Specified Survival.  Notwithstanding Section 9.3, the parties agree that the representations and warranties set forth in Sections 3.2(d), 3.2(e) and 3.3 shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Survival Period”).

7.2                               Indemnification of Parent.  Subject to the limitations on recourse and recovery set forth in this Article VII, Seller Representative shall cause the Selling Equityholders to indemnify, and the Selling Equityholders shall agree to indemnify pursuant to the acknowledgment delivered to Parent in accordance with Section 2.4(a)(vii), defend and hold harmless Parent, the Surviving Blocker and the Surviving Company and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, excluding any Selling Equityholders, a “Parent Indemnified Party”), from and against any and all Losses of any Parent Indemnified Party after the Closing, arising out of any inaccuracy or breach of the representations and warranties set forth in Sections 3.2(d), 3.2(e) and 3.3 (any of such Losses, a “Parent Indemnification Claim”); provided that any references to “material,” “Material Adverse Effect” or words of similar import in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent any Losses are subject to indemnification hereunder, Seller Representative shall cause the Selling Equityholders to promptly surrender to Parent a number of shares of Parent Common Stock, valued at a per share price of $10.00 (irrespective of the then market value of the Parent Common Stock), equal to the value of such Losses.  Prior to the expiration of the Survival Period, Seller Representative shall cause the Selling Equityholders to retain and not transfer to any Person, other than to a Parent Indemnified Party in accordance with this Article VII, 3,500,000 shares of Parent Common Stock (such shares, together, the “Reserved Shares”), which shall be the sole source of payment to any Parent Indemnified Party to recover any Losses pursuant to this Article VII.  The Reserved Shares shall be imprinted with a legend sufficient to identify the restriction on transfer thereof set forth in this Section 7.2.  Upon termination of the

Survival Period, the Selling Equityholders shall be permitted to freely transfer any Reserved Shares other than, to the extent applicable, a number of Reserved Shares equal in value to the amount of Losses asserted with respect to any Parent Indemnification Claim in accordance with this Agreement asserted prior to the termination of the Survival Period and still pending upon the termination of the Survival Period (a “Pending Claim”).  Upon the resolution of all of such Pending Claims, subject to the termination of the Survival Period, any Reserved Shares not required to be transferred to a Parent Indemnified Party as payment with respect to such Pending Claim shall cease to be subject to the restrictions of this Section 7.2 and shall be freely transferrable by the Selling Equityholders and no longer available as a source of payment for any Parent Indemnification Claim hereunder.

7.3                               Limitations.

(a)                                 Minimum Claim.  If any Parent Indemnification Claim relating to any single event or series of related events that is indemnifiable under Section 7.2 results in aggregate Losses to Parent that do not exceed $100,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article VII.

(b)                                 Deductible.  Other than with respect to Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Sections 3.2(d), 3.2(e), 3.3(a), 3.3(b), 3.3(c) and 3.3(s), the Selling Equityholders shall not be liable hereunder with respect to any Parent Indemnification Claim, unless and until the aggregate amount of all Parent Indemnification Claims exceeds $500,000, in which case the Selling Equityholders shall be liable for the amount of all Losses subject to indemnification hereunder only in excess of such amount.

(c)                                  Limitations as to Time.  No Parent Indemnified Party shall be entitled to make any claim with respect to a breach of any representation that survives the Closing pursuant to Section 7.1, unless (i) such Parent Indemnified Party has provided proper written notice with respect to such Parent Indemnification Claim, specifying in reasonable detail, the basis of the claim, to Seller Representative prior to the expiration of the Survival Period and (ii) such claim is made in respect of Losses (A) specified in reasonable detail and incurred prior to the expiration of the Survival Period or (B) reasonably estimated and reasonably expected to arise in connection with such Parent Indemnification Claim.

(d)                                 Maximum Liability.  The Selling Equityholders shall not have any liability with respect to Losses that are indemnifiable in accordance with Section 7.2 in excess of $35,000,000 in the aggregate.  The Reserved Shares shall be the sole source of payment to any Parent Indemnified Party to recover any Losses indemnifiable in accordance with the immediately preceding sentence. Other than a Parent Indemnification Claim, Parent shall not be entitled to seek indemnity under this Article VII for Losses, and the Parent Indemnified Parties shall have no further recourse against any Person for any claim, breach or other matter, arising out of a breach of the representations and warranties set forth in Section 3.3.

(e)                                  Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  All Losses for which any Parent Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the net amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Parent Indemnified Party in respect of any Losses incurred by such Parent Indemnified Party.  In the event any Parent Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Parent Indemnified Party is entitled to indemnification pursuant to this Section 7.3(e), such Parent Indemnified Party shall use reasonable best efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries not previously taken into account are obtained by a Parent Indemnified Party subsequent to receipt by such Parent Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Parent Indemnified Parties of all or the relevant portion of such recovery, appropriate payments shall be made promptly by the relevant Parent Indemnified Parties.  All such payments or recoveries shall be determined net of any expenses, costs or other fees incurred by the Parent Indemnified Party, including any loss or erosion of coverage, increase in premiums or the costs and expenses of outside counsel and other advisors to such Parent Indemnified Party.

(f)                                   Assignment of Claims.  Upon payment of any Losses is made with respect to a Parent Indemnification Claim pursuant to this Article VII, the Selling Equityholders shall be subrogated to the extent of such payment to the rights of the Parent Indemnified Party against any Person with respect to the subject matter of such Parent Indemnification Claim.  The Parent Indemnified Party shall assign such rights to and otherwise reasonably cooperate with Seller Representative, at the cost and expense of the Selling Equityholders, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement

(g)                                  Losses Included in Aggregate Purchase Price.  No Parent Indemnified Party shall be entitled to indemnification for any Losses in respect of any liability included as a deduction for purposes of the calculation of the Aggregate Purchase Price and then only to the extent of the amount so deducted.

(h)                                 No Duplicate Claims.  In the event a Parent Indemnified Party recovers Losses in respect of a Parent Indemnification Claim, no other Parent Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

7.4                               Characterization of Payments.  For Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Article VII as an adjustment to the Merger Consideration payable pursuant to Article II.

7.5                               Third Party Claims.

(a)                                 Promptly after receipt by any Parent Indemnified Party of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss which is indemnifiable under this Article VII, such Parent Indemnified Party shall promptly deliver a Claim Notice with respect thereto to Seller Representative; provided that a failure to provide such Claim Notice promptly shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Selling Equityholders, as the indemnifying party, with respect to such claim.

(b)                                 Seller Representative shall have thirty (30) days from receipt of the Claim Notice (or less if the nature of the claim requires and such necessary shortened deadline is specified in the Claim Notice) (the “Notice Period”) to notify the Parent Indemnified Party in writing (i) whether or not Seller Representative disputes the liability to the Parent Indemnified Party hereunder with respect to the Loss, and (ii)  whether or not Seller Representative desires at the cost and expense of the Selling Equityholders to defend the Parent Indemnified Party against such Asserted Liability (regardless of whether or not it disputes the liability with respect to such Asserted Liability).  Notwithstanding the foregoing, Seller Representative shall not be entitled to assume control of the defense of an Asserted Liability without Parent’s written consent (in its sole discretion) if (i) such Asserted Liability relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation of Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, by a Governmental Entity, (ii) the Asserted Liability seeks to impose any material liability, obligation or restriction upon Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, other than for money damages, (iii) the amount of claimed Losses relating to such Claim exceeds the value of the remaining Reserved Shares or (iv) counsel to Parent has advised Parent that there are one or more defenses available to the Parent Indemnified Party that are not available to the Selling Equityholders or a conflict of interest exists between the Parent Indemnified Party and the Selling Equityholders, in the opinion of counsel to the Parent Indemnified Party, in respect of such Asserted Liability.

(c)                                  If Seller Representative notifies the Parent Indemnified Party within the Notice Period that it desires to defend the Parent Indemnified Party against an Asserted Liability, subject to Section 7.5(b), Seller Representative shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Parent Indemnified Party) and such proceedings shall be diligently prosecuted by it.  If Seller Representative exercises the right to undertake any such defense against any Asserted Liability, (i) the Parent Indemnified Party shall provide reasonable cooperation to Seller Representative in such defense, at the Selling Equityholders’ cost and expense, (ii) Seller Representative shall keep the Parent Indemnified Party appraised of material developments regarding such Asserted Liability and (iii) the Parent Indemnified Party may elect, at such Parent Indemnified Party’s sole cost and expense, to participate in such defense with separate counsel of its choice.

(d)                                 If Seller Representative elects not to defend the Parent Indemnified Party against an Asserted Liability or does not provide an answer within the Notice Period or Parent does not consent to Seller Representative assuming control of the defense under Section 7.5(b), Parent shall be entitled to assume control of and appoint lead counsel for defense of such Asserted Liability and all reasonable fees and expenses of one firm of attorneys (in addition to local counsel to the extent reasonably necessary) in connection thereof shall be considered Losses for purposes of this Article VII and shall be subject to indemnification hereunder.  If Parent undertakes the defense of any Asserted Liability in accordance with this Section 7.5(d), (i) Seller Representative shall provide reasonable cooperation to Parent in such defense, (ii) Parent shall keep Seller Representative appraised of material developments regarding such

Asserted Liability, and (iii) Seller Representative may elect, at the Selling Equityholders’ sole cost and expense, to participate in such defense with separate counsel of its choice.

7.6                               Direct Claims.  In any case in which a Parent Indemnified Party seeks indemnification hereunder which is not subject to Section 7.5, such Parent Indemnified Party shall promptly notify Seller Representative in writing of any Losses that such Parent Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations set forth in this Article VII, the failure of a Parent Indemnified Party to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Selling Equityholders, as the indemnifying party, with respect to such claim.

7.7                               Indemnification through Surrender of Deferred Payment Rights.  Notwithstanding anything in Sections 7.2 or 7.3 hereof, in the event the Selling Equityholders are entitled to receive any deferred payment in accordance with Section 2.9 with respect to an amount of Excess Shares, and to the extent such payment with respect to such Excess Shares remains outstanding as of the final resolution of such Parent Indemnification Claim, then for each such Excess Share with respect to which the Selling Equityholders are entitled to deferred payment, the number of Reserved Shares shall be adjusted downwards by one Reserved Share, and the surrender of the right to receive the deferred payment associated with up to 3,500,000 Excess Shares, if any (the “Reserved Deferred Payment Shares”) shall be the initial source of payment to any Parent Indemnified Party to recover Losses pursuant to this Article VII (and, to the extent that the number of Reserved Deferred Payment Shares equals or exceeds 3,500,000, the sole source of payment to any Parent Indemnified Party to recover any Losses pursuant to this Article VII to the extent the deferred payment right with respect to such Excess Shares remains outstanding as of the final resolution of a Parent Indemnification Claim), with the right to receive deferred payment valued at $10.00 per Reserved Deferred Payment Share (regardless of the then current trading price of Parent Common Stock).  Notwithstanding the foregoing, to the extent there is any adjustment to the Excess Shares pursuant to Section 2.9(e), the number of the Reserved Deferred Payment Shares shall be equitably adjusted in the same ratio to reflect the change in the amount of outstanding Excess Shares. Prior to the expiration of the Survival Period, the Selling Equityholders shall not be entitled to receive any payment with respect to such Reserved Deferred Payment Shares under Section 2.9 and, in the event Parent is no longer subject to a deferred payment obligation with respect to such Reserved Deferred Payment Shares, Seller Representative shall cause the Selling Equityholders to replace such Reserved Deferred Payment Shares with Reserved Shares, on a one-for-one basis, as a source of payment for its obligations in this Article VII.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Blocker Merger Effective Time, whether before or after adoption of this Agreement by the stockholders of Parent:

(a)                                 by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent:

(i)                                     if (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Mergers illegal or otherwise prohibited; provided however, that the right to terminate this Agreement under this Section 8.1(b)(i)(A) shall not be available to any party whose breach of this Agreement has caused any of the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (B) the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of the stockholders of Parent, or at any adjournment thereof;

(ii)                                  if the Mergers shall not have been consummated by July 29, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are will not be satisfied on or prior to the Closing;

(iii)                               in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(c)                                  by the Company if the Board of Directors of Parent shall have publicly withdrawn, modified or changed, in any manner that is adverse to the Company, its approval or recommendation to the stockholders of Parent with respect to any of the Transaction Proposals.

(d)                                 A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party.

8.2                               Effect of Termination; Limitations on Damages.  In the event of termination of this Agreement by any party hereto as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 8.2, the second and third to last sentences of Section 5.2, Section 8.3 and Article IX; provided, however, that no such termination shall relieve any party from liability for damages for a knowing and intentional breach of any representation, warranty or obligation hereunder; provided that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable law.

8.3                               Expenses and Other Payments; Remedies.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Mergers shall be consummated.  In the event this Agreement is terminated other than (i) pursuant to Section 8.1(a), (ii) pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii), in each case, at a time when there has not been any Parent breach of this Agreement that has caused or materially contributed to any of the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof not being or not being able to be satisfied on or prior to the Closing or (iii) by Parent, pursuant to Section 8.1(b)(iii), then in each case, neither Parent nor any of its Subsidiaries shall at any time, directly or indirectly, consummate a Business Combination or any substantially similar transaction or agree to do, or commit to use the proceeds of the Trust Account to do, any of the foregoing.

8.4                               Extension; Waiver.  At any time prior to the Company Merger Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party , and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Procedures Schedule” means Schedule 9.1(a) hereto.

“Aggregate Purchase Price” means the Total Enterprise Value, plus the Closing Cash Balance, minus the Closing Indebtedness Amount, minus the amount by which the Company Transaction Expenses exceed the Permitted Company Transaction Expenses, if any, minus the amount by which PlasChem Net Indebtedness exceeds $35,000,000 plus any Excess Working Capital and minus any Working Capital Shortfall.

“Ancillary Agreements” means the Confidentiality Agreement, the Stockholders Agreement, the Tax Receivable Agreement, the Transfer Letter and the Warrant Exchange Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws and regulations relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Available Cash” as of the Closing, shall equal the Closing Cash Balance, plus the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Offer and any Parent Stockholder Redemptions and the payment of any Deferred Underwriting Fees, plus the amount of Available Financing Proceeds, minus the Debt Payoff Amount, minus any Permitted Parent Transaction Expenses or Company Transaction Expenses that are accrued and unpaid as of the Closing; provided, that for purposes of this definition of Available Cash and the resulting reduction in Stock Consideration pursuant to Section 2.3, the definition of Closing Cash Balance shall include all Cash that is held by PlasChem.

“Available Debt Proceeds” as of the Closing, shall equal $705,000,000, after the settlement of any OID expenses associated with the Debt Financing.

“Available Financing Proceeds” as of the Closing, shall equal the gross cash proceeds from the Equity Financing, plus the Available Debt Proceeds, minus $10,000,000.

“Blocker Parent” means TPG VI DE BDH, L.P.

“Cash” means net cash in the bank accounts, and net cash equivalents held by a Person, including (i) deposits in transit and outstanding (uncleared) checks or money orders from third parties, (ii) demand deposits, amounts held in money market funds or similar accounts and (iii) any highly-liquid investments with original maturities of ninety (90) days or less; and net of any outgoing checks or money orders to third party.

“Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the nature of, and factual and legal basis for, the claim for which indemnification is sought, a reasonable description of the Losses suffered (other than with respect to a Asserted Liability), the amount of such claim, if known, and the provisions of this Agreement upon which such claim for indemnification is made.

“Closing Cash Balance” means the amount of all Cash that is held by the Company or any of its Subsidiaries other than PlasChem (determined in accordance with GAAP and consistent with past practice) as of 12:01 a.m. in each local jurisdiction of such Person on the Closing Date, a good faith calculation of which amount shall be included in the schedule delivered to Parent pursuant to Section 2.4(b) and in the Adjustment Schedule.  Any Cash denominated in currencies other than the U.S. Dollar shall be valued in U.S. Dollars utilizing the applicable mid-market exchange rates published by the Wall Street Journal as of the last Business Day prior to the relevant date of determination.

“Closing Indebtedness Amount” means, without duplication, the amount of all Indebtedness of the Company and its Subsidiaries, determined in accordance with GAAP and consistent with past practice, other than (i) any Indebtedness of PlasChem of the type set forth in clauses (a), (b) and (e) of the definition of Indebtedness, (ii) any Company Transaction Expenses and (iii) any Indebtedness where the Obligation, guarantee or liability related thereto is (x) owed by the Company solely to one or more Subsidiaries of the Company or (y) by any Subsidiary of the Company solely to one or more of the Company or any other Subsidiary of the Company or (z) is solely the result of the Company or any Subsidiary of the Company, on the one hand, providing a direct or indirect guarantee of any Indebtedness of any of the Company or any of its other Subsidiaries, on the other hand; as of 12:01 a.m. on the Closing Date, a good faith calculation of which amount shall be included in the schedule delivered to Parent pursuant to Section 2.4(b) and in the Adjustment Schedule, and immediately prior to any repayment of Indebtedness in connection with Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Notes” means the Company’s 8.375% Senior Subordinated Notes due 2018 governed by that certain Indenture (as amended, the “Indenture”), dated as of March 9, 2011, among Nexeo Solutions, LLC and Nexeo Solutions Finance Corporation, as the Issuers, the guarantors party thereto from time to time, as Guarantors, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

“Company Series A Unit” has the meaning given to the term “Series A Unit” in the Company LLC Agreement.

“Company Series B Unit” has the meaning given to the term “Series B Unit” in the Company LLC Agreement.

“Company Selling Equityholders” means the holders of Company Units (other than Blocker) as of the time immediately prior to the Company Merger Effective Time, after giving effect to the Pre-Closing Transactions.

“Company Systems” means all computer systems, software, firmware, hardware (whether general purpose or special purpose), electronic data processing, network connectivity and communication equipment owned or controlled by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means all accrued and unpaid Transaction Expenses of the Company, Blocker, New Holdco or any Selling Equityholders as of the Closing (and prior to giving effect to any payment thereof contemplated by Section 2.5), plus the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including any related payroll Taxes), as determined by the Company in good faith and set forth in a statement to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 2.4(a).

“Company Units” means the Company Series A Units and the Company Series B Units.

“Credit Agreements” means, collectively, (i) the Credit Agreement dated as of March 31, 2011, among The Financial Institutions Party thereto as Lenders, Bank of America, N.A., as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Collateral Agent, Citibank, N.A., as Syndication Agent, Barclays Bank PLC and U.S. Bank National Association, as Co-Documentation Agents, Nexeo Solutions, LLC and the other U.S. Borrowers referred to therein, as U.S. Borrowers, Nexeo Solutions Canada Corp., as Canadian Borrower, Nexeo Solutions Holdings, LLC, Nexeo Solutions Sub Holding Corp. and the Subsidiaries of Nexeo Solutions, LLC from time to time parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (ii) the Credit Agreement dated as of March 9, 2011 among Nexeo Solutions, LLC, as the Borrower, Nexeo Solutions Holdings, LLC, Nexeo Solutions Sub Holding Corp., Bank of America, N.A., as

Administrative Agent, and the Other Lenders Party Thereto, Citigroup Global Markets Inc., as Syndication Agent, Barclays Bank PLC, as Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Bookrunners, as amended, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Current Income Tax Liabilities” means (i) with respect to the Indebtedness of the Company, any current income tax liabilities of Blocker or the Company or any of its Subsidiaries and (ii) to the extent not included in clause (i), any current accrued income tax payables.  With respect to items relating to Blocker or the Company or any of its or their Subsidiaries, this definition shall only include current income tax liabilities or current accrued income tax payables for periods prior to the Closing Date (x) that are identified prior to the Closing Date, (y) the amount of which are determinable (and have been determined) as of the Closing Date and (z) that are included in the financial statements of the Company and its Subsidiaries, and the amounts determined as of the Closing Date shall not be adjusted as a result of the transactions contemplated by this Agreement.  Furthermore, for the avoidance of doubt, for the purposes of the foregoing, neither FIN 48 uncertain tax positions nor deferred Tax liabilities or payables will be taken into account.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account, which amount will equal not more than  $18,309,150.

“Ex-Im Laws” means all U.S. and non-U.S. laws, regulations, and orders relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Excess Equity Funding” means such amount of additional Equity Financing obtained by Parent on or prior to the Closing pursuant to Section 5.10(c) that is in excess of $40,000,000.

“Excess Working Capital” means the amount, if any, by which Working Capital exceeds the Maximum Working Capital Target.

“Financing Sources” means the parties to the Debt Commitment Letter and other Persons that have committed to provide or arrange or otherwise entered into an agreement to provide Debt Financing or other debt financings in connection with the transactions contemplated hereby and their respective Affiliates and the former, current or future general or limited partners, shareholders, equityholders, controlling persons, managers, members, directors, officers, employees, agents and representatives of any of the foregoing and the successors and assigns of each of the foregoing.

“Founder Shares” means 12,506,250 shares of Parent Common Stock issued to Parent Sponsor pursuant to that certain Amended and Restated Subscription Agreement between Parent Sponsor and Parent dated as of April 4, 2014, and outstanding as of the date of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, (b) any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all Obligations of such Person as lessee that are capitalized in accordance with GAAP, (d) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person, (f) the net settlement amount, to the extent resulting in any payment by, or Obligation of, the Company of any currency, interest rate or other hedging arrangements, (g) the amount of any unfunded portion with respect to any defined benefit and deferred compensation plan (including any related payroll Taxes), (h) any Current Income Tax Liabilities (net of any current income Tax receivables of such Person), (i) any accrued severance or termination pay, or termination compensation (including any related payroll Taxes), (j) any accrued liabilities with respect to sales taxes of Archway to the extent not included in Working Capital, (k) any liabilities (of any nature) related to discontinued operations, (l) any unpaid Repatriation Costs, (m) any Obligations with respect to deferred revenue of such Person collected in cash in excess of inventory purchased to service that deferred revenue, and (n) any other amounts, including the costs and expenses associated with discharging and releasing Encumbrances, to the extent any such amounts are required to be paid pursuant to Section 2.5(a).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including:  (i) patents and invention disclosures (including all reissues, divisions, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (ii) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (iii) copyrights, copyrightable works, and works of authorship; (iv) trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics; and (v) all applications, registrations, issuances and the like with respect to any of the foregoing.

“IP Agreement” means any agreement, license or contract relating to the licensing, use or development of any Intellectual Property (whether from or by a third party to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries to a third party), in each case excluding agreements for unmodified, commercially available off-the-shelf software with an aggregate amount of purchase price and maintenance and other fees of less than $100,000.

“Key Employees” means, with respect to the Company, the individuals set forth on Schedule A of the Company Disclosure Schedule.

“Leases” means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Parent Indemnified Party arising from any matter which is the subject of indemnification under Article VII.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (a) the Company shall have delivered the Required Information to Parent and (b) the conditions set forth in Article VI have been satisfied (other than (i) the conditions set forth in Sections 6.1(a), 6.1(d), 6.1(e) and (ii) those conditions that by their terms are to be satisfied at the Closing, including, for the avoidance of doubt, the conditions set forth in Sections 6.2(d), 6.2(f), 6.3(e) and 6.3(j)) or waived; provided, that (i) such Business Day period shall not be required to be consecutive to the extent it would include July 1, 2016 (which date set forth in this clause shall be excluded for purposes of, but shall not reset, the 20 consecutive Business Day period), (ii) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the Closing, (A) the Company’s auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the Company’s auditors or another independent accounting firm reasonably acceptable to Parent, or (B) the Company or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) shall have announced (x) any intention to restate any historical financial statements included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) has announced that it has concluded no such restatement shall be required and (iii) in all circumstances, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are received.

“Maximum Working Capital Target” means $505,000,000.

“Minimum Working Capital Target” means $485,000,000.

“Net Parent Stockholder Redemptions” means an aggregate amount equal to: (x) the aggregate amount of Parent Stockholder Redemptions, minus (y) the Selling Equityholder Election Amount and minus (z) the Excess Equity Funding.

“Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Sponsor” means WL Ross Sponsor LLC, a Delaware limited liability company.

“Parent Stockholder Redemption” means the right held by certain stockholders of Parent to redeem all or a portion of their shares of Parent Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding shares of Parent Common Stock issued in connection with Parent’s initial public offering.

“Payoff Documents” means customary payoff letters, termination statements, releases, amendments, extensions, and other evidences of termination reasonably requested by, and in form and substance reasonably satisfactory to the Lenders and specifying the amount necessary to repay such Indebtedness as is being repaid in accordance with the Debt Financing.

“Permitted Company Transaction Expenses” means, as of the Closing, (a) any out-of-pocket Company Transaction Expenses incurred in connection with the obligations set forth in Section 5.10(d) or Section 5.14(a), and (b) any other Company Transaction Expenses, up to but not exceeding an aggregate amount (of amounts under both clauses (a) and (b)) equal to $15,000,000.

“Permitted Parent Transaction Expenses” means, as of the Closing, (a) the commitment, arrangement, upfront and other fees or amounts that are due and payable by Parent in connection with the Debt Financing (excluding any OID expenses), together with (b) any other Transaction Expenses of Parent and its Subsidiaries, up to but not exceeding an aggregate amount (of amounts under both clauses (a) and (b)) equal to $50,000,000.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“PlasChem” means Nexeo Plaschem (Shanghai) Co., Ltd, an entity formed under the laws of the People’s Republic of China.

“PlasChem Net Indebtedness” means an amount equal to the sum of (x) any Indebtedness of PlasChem of the type set forth in clauses (a), (b) and (e) of the definition of Indebtedness, minus (y) any Cash held by PlasChem.

“Pre-Closing Transactions” means the transactions set forth on Schedule B of the Company Disclosure Schedule.

“Premerger Notification Rules” means any laws requiring the submission of a filing, clearance or approval or the observation of a waiting period or suspensory obligation under any Antitrust Laws, including but not limited to the HSR Act and the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Private Placement Warrants” means Parent Warrants issued pursuant to that certain Amended and Restated Sponsor Warrants Purchase Agreement, effective as of June 2, 2014, between Parent and Parent Sponsor.

“Purchaser Group” means Parent, Blocker Merger Sub, Company Merger Sub, their respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Repatriation Costs” of any Person as of any date, means the amount of any Taxes that would be payable in cash if all Cash of such Person and its Subsidiaries as of such date held or located in a jurisdiction other than the United States were repatriated to any direct or indirect parent entity that is organized in the United States and treated as a corporation for U.S. federal tax purposes; provided, however, that in no event shall the Repatriation Costs calculated in accordance with this definition with respect to any Person on any date, exceed one percent (1.0%) of all Cash of such Person and its Subsidiaries as of such date held or located in a jurisdiction other than the United States.

“Required Information” means (i) financial statements of the Company and its Subsidiaries as is required by paragraph 10 of Exhibit D of the Debt Commitment Letter and (ii) pro forma financial statements of the Company and its Subsidiaries as is required by paragraph 9 of Exhibit D of the Debt Commitment Letter (it being understood that such pro forma financial statements will only be included in the Required Information to the extent Parent has provided to the Company information relating to the proposed debt and equity capitalization of the Company and its Subsidiaries after the Closing reasonably necessary for preparing such pro forma financial statements no later than ten (10) days prior to the date on which the Marketing Period would otherwise commence).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is in the aggregate 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws, statutes, regulations, and orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Seller Group” means the Selling Equityholders, the Company, Blocker, their respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Selling Equityholders” means the holders of Company Units or Blocker Partnership Interests as of the time immediately prior to the Company Merger Effective Time, after giving effect to the Pre-Closing Transactions.

“Selling Equityholder Election Amount” means the aggregate amount of the Cash Consideration elected by the Company, on behalf of the Selling Equityholders, to be received as the Stock Consideration pursuant to any Election Notice delivered to Parent in accordance Section 2.8(a).

“Tax” means (i) any tax, charge, fee, levy, penalty or other assessment of any kind whatsoever and denominated by any name whatsoever imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, margin, franchise, or other tax, including any interest, penalties or additions attributable thereto, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all liability for amounts described in (i) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

“Tax Receivable Agreement” means that certain by and among Parent and certain other parties thereto substantially in the form attached hereto as Exhibit B.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Total Enterprise Value” means one billion five hundred forty million dollars ($1,540,000,000).

“Transaction Expenses” means, with respect to any Person, its costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the Mergers, the costs of procuring the insurance contemplated by Section 5.5(d), and other costs and expenses associated with any of the foregoing; provided, that for the avoidance of doubt, with respect to Parent, Transaction

Expenses shall not include any amount payable under the convertible promissory notes, dated March 15, 2016 and January 5, 2016, payable by Parent to Parent Sponsor.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated June 5, 2014, between Parent and Continental Stock Transfer & Trust Company.

“Working Capital” means (without duplication), with respect to the Company and its Subsidiaries, as of 12:01 a.m. in each local jurisdiction of such Person on the Closing Date, the aggregate value (expressed as a positive or negative number) of the current assets of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries as adjusted per the Illustrative Working Capital Schedule included in Schedule C hereto, in each case, determined on a consolidated basis, calculated in accordance with the principles set forth on the Accounting Procedures Schedule; provided, that Working Capital shall exclude (i) the Closing Cash Balance, (ii) the Closing Indebtedness Amount, (iii) Company Transaction Expenses and (iv) PlasChem Net Indebtedness.  For the avoidance of doubt, for the purposes of the foregoing, neither FIN 48 uncertain tax positions nor deferred Tax assets nor deferred Tax liabilities or payables will be taken into account.

“Working Capital Shortfall” means the amount, if any by which the Minimum Working Capital Target exceeds Working Capital.

9.2                               Schedule Definitions.  All capitalized terms in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

9.3                               Nonsurvival of Representations, Warranties and Agreements.  Other than the representations and warranties set forth in Sections 3.2(d), 3.2(e) and 3.3, which shall survive for the period set forth in Section 7.1, the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Company Merger Effective Time and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.5 and Section 5.10(e), Article VII and Article IX.

9.4                               Notices.  Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)                                                                                     if to Parent, Company Merger Sub or Blocker Merger Sub, to:

WL Ross Holding Corp.
1166 Avenue of the Americas
New York, New York 10036
Telecopy:  (212) 278-9845
Attention:  Wilbur L. Ross, Jr.

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, TX 77002
Telecopy:  (713) 835-3601
Attention:  Andrew Calder, P.C. and William J. Benitez

(ii)                                                                                  if to the Company, to:

Nexeo Solutions Holdings, LLC
3 Waterway Square Place #1000
The Woodlands, TX 77380
Telecopy:  (281) 297-5221
Attention:  Michael Farnell

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
600 Travis Street, Suite 3300
Houston, TX 77002
Telecopy:  (713) 615-5085
Attention:  Keith Fullenweider and Lande Spottswood

(iii)                                                                               if to New Holdco, prior to the Closing, to:

Nexeo Solutions Holdings, LLC
3 Waterway Square Place #1000
The Woodlands, TX 77380
Telecopy:  (281) 297-5221
Attention:  Michael Farnell

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
600 Travis Street, Suite 3300
Houston, TX 77002
Telecopy:  (713) 615-5085
Attention:  Keith Fullenweider and Lande Spottswood

9.5                               Rules of Construction.

(a)                                 Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)                                 The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent or Merger Sub, as the case may be.  The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto; provided that, no item shall be deemed disclosed against Sections 3.1(f) or 3.2(f) unless specifically set forth in the relevant corresponding section of the Company Disclosure Schedule or Parent Disclosure Schedule, without cross-reference.

(c)                                  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)                                 All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

9.6                               Counterparts.  This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7                               Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  The provisions of Sections 5.5, 5.10(e), 9.9(b), 9.12 and, from and after the Company Merger Effective Time, the provisions of Article II and Article VII are intended to be for the benefit of, and shall be enforceable after the Company Merger Effective Time by, the Persons referred to therein and their respective heirs and representatives; and the provisions of Sections 5.10, 9.9, 9.12 and 9.15 are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.  Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.8                               Remedies.

(a)                                 Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b)                                 The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Blocker or the Company, on the one hand, or Parent, Blocker Merger Sub or Company Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Blocker or the Company, on the one hand, or Parent, Blocker Merger Sub or Company Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c)                                  Notwithstanding anything in Section 9.8(b) to the contrary, the parties hereto hereby further acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to enforce the terms of the Debt Commitment Letter in accordance with Section 5.10(b), if and only if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Parent and/or Company Merger Sub and/or Blocker Merger Sub fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iii) all of the conditions to the consummation of the financing provided by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 5.10(a), pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing).

(d)                                 The remedies available to the parties hereto pursuant to this Section 9.8 shall be in addition to any other remedy to which it is entitled at law or in equity.  To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

9.9                               Governing Law; Venue; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided that, except as specifically set forth in the Debt Commitment Letter, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its representatives, in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b)                                 THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.  Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its representatives, in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 9.9(c) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.  No amendment or modification to this Section 9.9(b) and Section 9.9(a) above shall be effective without the prior written consent of each Financing Source and each Financing Source shall be an express third party beneficiary of, and shall have the right to enforce, this Section 9.9(b) and Section 9.9(a) above.

(c)                                  EACH PARTY AND THE SELLER GROUP ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND THE TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10                        No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.  Notwithstanding the foregoing, or anything otherwise to the contrary contained herein, to the extent a court or other competent authority holds Section 9.12 or Section 9.17 to be null, void or unenforceable, this Agreement shall terminate automatically without liability to any Person, and the parties obligations hereunder shall no longer by valid or enforceable.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

9.11                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the Financing Sources of Parent, Blocker Merger Sub or Company Merger Sub (including the applicable secured parties pursuant to the terms of any of the Debt Documents to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing); provided, further that no assignment to any Financing Sources in accordance herewith shall in any way affect Parent’s, Blocker Merger Sub’s or Company Merger Sub’s obligations or liabilities under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Any purported assignment in violation of this Section 9.11 shall be void.

9.12                        Affiliate Liability; Release.  Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group, the Seller Group or any Financing Source (each a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (in contract, tort, or otherwise) to any party hereto of any nature whatsoever in connection with or under this

Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation.  This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement (including the Debt Commitment Letter), or the negotiation, execution or performance of this Agreement (including with respect to the Debt Commitment Letter), may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party.  Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12.  Nothing in this Section 9.12 shall affect the rights and remedies of any party to the Debt Commitment Letter against any other party thereto.

9.13                        Privilege; Conflicts.  Recognizing that Vinson & Elkins L.L.P. has acted as legal counsel to Company Sponsor, its Affiliates, the Company and its Subsidiaries prior to the Closing, and that Vinson & Elkins L.L.P. intends to act as legal counsel to Company Sponsor and its Affiliates (including the Affiliates of TPG Capital)(collectively, the “Selling Parties”) after the Closing, each of Parent, Blocker and the Company, on behalf of their respective Subsidiaries, hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Vinson & Elkins L.L.P. representing the Selling Parties after the Closing as such representation may relate to Parent, Blocker and the Company, or any of their respective Subsidiaries, or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between the Selling Parties, the Company or any of its Subsidiaries or Affiliates Vinson & Elkins L.L.P. in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Seller Group (and not the Blocker, Company or their respective Subsidiaries). Accordingly, Blocker, the Company and their respective Subsidiaries shall not have access to any such communications, or to the files of Vinson & Elkins L.L.P. relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller Group shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Blocker, the Company nor their respective Subsidiaries shall be a holder thereof, (b) to the extent that files of Vinson & Elkins L.L.P. in respect of such engagement constitute property of the client, only the Seller Group (and not Blocker, the Company nor their respective Subsidiaries) shall hold such property rights and (c) Vinson & Elkins L.L.P. shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of Blocker, the Company or their respective Subsidiaries by reason of any attorney-client relationship between Vinson & Elkins L.L.P. and any of Blocker, the Company or their respective Subsidiaries or otherwise.

9.14                        Joint Liability.  Each representation, warranty, covenant and agreement made by Parent, Blocker Merger Sub or Company Merger Sub in this Agreement on the one hand, and Blocker and the Company on the other hand, shall be deemed a representation, warranty, covenant and agreement made by Parent, Blocker Merger Sub and Company Merger Sub jointly on the one hand, and Blocker and the Company on the other hand, and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent, Blocker Merger Sub and Company Merger Sub or Blocker and the Company, as the case may be.

9.15                        Amendment.  This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Stockholder Approval, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto. Notwithstanding anything to the contrary set forth in this Section 9.15, none of Section 5.10, Section 9.7, Section 9.9, Section 9.12 or this sentence may be modified or amended in a manner that is material and adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

9.16                        Seller Representative.

(a)                                 Each Selling Equityholder has, or prior to the Closing and as a condition to receiving its portion of the Merger Consideration will have, constituted, appointed and empowered, effective from and after the Closing Date, New Holdco to act as a representative for the Selling Equityholders (in such capacity, as “Seller Representative”), for the benefit of the Selling Equityholders and as the exclusive agent and attorney-in-fact to act on behalf of each Selling Equityholder, with respect to the matters specified in this Section 9.16, which shall include the power and authority: (i) to enforce and protect the rights and interests of the Selling Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, from and after the Closing, and to take any and all actions which Seller Representative believes are necessary or appropriate under this Agreement with respect to any actions provided for in Sections 2.6, 2.9 and Article VII, for and on behalf of the Selling Equityholders including (A) consenting to, compromising or settling any objections set forth in the Objection Statement, conducting negotiations with Parent regarding such claims and in connection therewith, (B) directing the method of payment for any deferred payments owed to the Selling Equityholders pursuant to Section 2.9 and coordinating with Parent with respect thereto and (C) consenting to, compromising or settling any Parent Indemnification Claims, conducting negotiations with Parent regarding such claims and in connection therewith, it being understood, in the case of each of (A), (B) and (C), that Seller Representative shall not have any obligation to take any actions, and shall not have any liability for any failure to take any actions; (ii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection therewith and (iii) to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Selling Equityholders in connection with any matter arising under this Agreement.

(b)                                 Parent shall have the right to rely upon all actions taken or omitted to be taken by Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Selling Equityholders.

(c)                                  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Selling Equityholder and (ii) shall survive the consummation of the Mergers, and any action taken by Seller Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Selling Equityholder notwithstanding any contrary action of or direction from such Selling Equityholder, except for actions or omissions of Seller Representative constituting willful misconduct.

(d)                                 Seller Representative represents and warrants that it is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and it has the requisite power and authority, and has taken all action necessary or required, to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Seller Representative and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Seller Representative.

(e)                                  The rights and obligations of Seller Representative pursuant to this Agreement, and the grant of authority to such Seller Representative set forth in this Section 9.16 may be assigned from time to time upon unanimous written consent of the Selling Equityholders;  provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent.  Upon any such assignment, the Person accepting and assuming the rights and obligations of Seller Representative shall become, for all purposes, Seller Representative hereunder.

9.17                        Trust Account Waiver.   Each of the Company and Blocker acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination.  Each of the Company and Blocker further acknowledges that, as described in the prospectus dated June 5, 2014 (the “Prospectus”) available at www.sec.gov, substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. Each of the Company and Blocker acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses; (ii) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (iii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Blocker, on behalf of Seller Group, hereby irrevocable waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and Blocker’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Seller Group in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company and Blocker may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

WL ROSS HOLDING CORP.

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	President and Chief Executive Officer

NEON HOLDING COMPANY LLC

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:

NEON ACQUISITION COMPANY LLC

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ David Bradley
Name:	David Bradley
Title:	President and Chief Executive Officer

TPG ACCOLADE DELAWARE, L.P.

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

Signature Page to Agreement

and Plan of Merger

NEXEO HOLDCO, LLC

By:	/s/ David Bradley
Name:	David Bradley
Title:	President and Chief Executive Officer

Signature Page to Agreement

and Plan of Merger